Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 4, 2026 (the “Effective Date”), is entered into between ***, a ***, having an address at *** (“Seller”), and AIB Data Centers, Inc., a Delaware corporation, having an address at 1540 Broadway, Ste 1010, New York, NY 10036 (“Purchaser”).

RECITALS

WHEREAS, Seller owns all of the limited liability company interests (the “Membership Interests”) in ***, a *** (the “Company”);

WHEREAS, the Company has the right to acquire fee simple title to that certain parcel of land comprising approximately 24.385 acres situated in ***, Texas and more particularly described on Exhibit A hereto (the “Land”), together with the Improvements thereon and Appurtenances thereto (the Land and the Improvements, together, the “Real Property”), pursuant to the *** Purchase Agreement (as defined herein);

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein, concurrently with the closing of the PSA (the transactions contemplated by this Agreement and the PSA, collectively, the “Linked Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Each of the following capitalized terms shall have the respective meanings ascribed thereto:

“Acceptable Letter of Credit” means one or more irrevocable standby letters of credit issued by a Qualified Bank for the benefit of Seller in an aggregate amount equal to the Deferred Payment, on such Qualified Bank’s customary form and satisfying the requirements set forth on Exhibit E.

“Acceptable Parent Guaranty” means a guaranty executed by Guarantor in favor of Seller, in substantially the form attached hereto as Exhibit I, guaranteeing Purchaser’s obligation to pay the Deferred Payment.

“Business Day” means any weekday except for those weekdays on which banking institutions in the States of Texas or New York are required or authorized to be closed (a “Holiday”).

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Contracts” means (a) that certain Facilities Extension Agreement (the “Property B FEA”) by and between *** and the Company, which agreement shall provide for 40 MW of primary service and otherwise be substantially in the form attached hereto as Exhibit C (it being agreed by the parties that Seller shall at all times until the Deferred Payment has been paid to Seller in full be identified in the Property B FEA as a required notice party under the Property B FEA (and Purchaser shall cause the Company to effectuate the foregoing)), and (b) the *** Purchase Agreement.

“Environmental Laws” means any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

“Hazardous Materials” means (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes any of the Property to be in violation of any local, state or federal Law or regulation or Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) per- and poly-fluoroalkyl substances (d) underground storage tanks; and (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

“Guarantor” means AIB Data Centers, Inc., a Delaware corporation.

“***” means ***.

“*** Purchase Agreement” means that certain Farm and Ranch Contract, dated as of July 24, 2026, between ***, as seller, and the Company, as purchaser, a copy of which is attached hereto as Exhibit D, as the same may be amended or extended only in accordance with this Agreement.

“Lease” means any lease, license or other occupancy agreement affecting the Real Property.

“Material Adverse Discovery” has the meaning set forth in the PSA.

“MIPA Transaction” means the transactions contemplated by this Agreement.

“***” means ***, and its successors and assigns.

“Organizational Documents” means, with respect to the Company, (i) that certain Certificate of Formation, dated as of April 28, 2026 (the “Formation Date”), filed with the Secretary of State of the State of Delaware on the Formation Date, and (ii) (A) as of the Effective Date, that certain Limited Liability Company Agreement, dated as of the Formation Date, made by Seller, and (B) as of the Closing Date, that certain Amended and Restated Limited Liability Company Agreement, dated as of September 10, 2026 (the “Company’s A&R LLCA”), made by Seller, which shall be in the form of Exhibit J.

“Property A” means the property defined as “Property” in the PSA.

“Property B” means the Real Property and all other Property indirectly acquired by Purchaser through its acquisition of the Membership Interests under this Agreement.

“Property B Farm Lease” means that certain oral agreement by and between ***, as landlord, and ***, as tenant, permitting tenant to farm the Real Property.

“PSA” means that certain Purchase and Sale Agreement, dated as of the Effective Date, by and between ***, as seller, and Purchaser, as purchaser, as amended from time to time in accordance with the terms thereof.

“PSA Seller” means ***, a Delaware limited liability company.

“PSA Transaction” means the transactions contemplated by the PSA.

“Release Date” means the Company In-Service Date (as defined in the Property B FEA).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Membership Interests. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with the terms and conditions of this Agreement, all of Seller’s right, title, and interest in and to the Membership Interests. Seller acknowledges that by selling the Membership Interests to Purchaser, Purchaser will be receiving any and all of the Company’s right, title, and interest in and to the following (collectively referred to as the “Property”):

(a) The Land;

(b) All rights, privileges, easements, and rights of way appurtenant to said Land, including without limitation, all mineral, oil, and gas and other subsurface rights, development rights, air rights, and water rights (collectively, the “Appurtenances”);

(c) All improvements and fixtures located on the Land (collectively, the “Improvements”), excluding those fixtures owned by other occupants of the Land or vendors of or service providers to the Company, if any;

(d) The Contracts; and

(e) All rights, warranties, guarantees, utility contracts, approvals (governmental or otherwise), permits, certificates of occupancy, surveys, plans and specifications, trademarks or tradenames, copyrights, and any agreements, covenants or indemnifications that the Company received from a third party, including any prior owner, and relating to the Land, Appurtenances, or Improvements.

Notwithstanding anything herein to the contrary, “Property” does not include (i) any cash on hand or (ii) any item owned by a vendor of or to a service provider to the Company.

ARTICLE III

PURCHASE PRICE

Section 3.01 Purchase Price. Purchaser shall pay Seller the sum of EIGHT MILLION NINE HUNDRED SEVENTY-FIVE THOUSAND FOUR HUNDRED AND 00/100 Dollars ($8,975,400.00) (the “Purchase Price”), subject to such apportionments, adjustments, and credits as are provided in ARTICLE X. For the avoidance of doubt, the Purchase Price under this Agreement is separate from, and in addition to, the purchase price payable under the PSA and reflects $8,000,000.00 of base consideration for the MIPA Transaction plus $975,400.00 attributable to the Company’s acquisition of Property B under the *** Purchase Agreement. To the extent Seller funds payments or posts security under the Property B FEA prior to Closing, Purchaser shall reimburse Seller for the same in full at Closing (the “FEA Reimbursement”), provided that the FEA Reimbursement shall not constitute part of the Purchase Price for any purpose under this Agreement.

Section 3.02 Payment of Purchase Price. Purchaser shall pay the Purchase Price as follows:

(a) The sum of TWO MILLION NINE HUNDRED SEVENTY-FIVE THOUSAND FOUR HUNDRED AND 00/100 Dollars ($2,975,400.00), subject to adjustments to reflect prorations and other adjustments pursuant to ARTICLE X (if any), shall be paid to Seller on the Closing Date by wire transfer of immediately available funds; and

(b) The sum of SIX MILLION AND 00/100 Dollars ($6,000,000.00) shall be paid to Seller on the Release Date (as defined below) by wire transfer of immediately available funds. The portion of the payment of the Purchase Price to be made pursuant to this Section 3.02(b) is referred to herein as the “Deferred Payment”.

(c) The obligation of Purchaser to pay the Deferred Payment shall be supported by an Acceptable Letter of Credit; provided, however, that if the Release Date has not occurred on or prior to December 31, 2028, provided the creditworthiness of the Guarantor has not materially deteriorated as of such date (as compared to the date of this Agreement), Purchaser may at any time thereafter, upon delivery of an Acceptable Parent Guaranty to Seller, cause the release and return of all outstanding Acceptable Letters of Credit in lieu of maintaining such Acceptable Letters of Credit. Upon delivery of an Acceptable Parent Guaranty, Seller shall promptly execute and deliver any documents reasonably requested by Purchaser or the issuer of any outstanding Acceptable Letter of Credit to effectuate the release and cancellation thereof.

(d) For the avoidance of doubt, any portion of the purchase price payable under the *** Purchase Agreement in excess of $975,400.00 shall be paid solely by Seller, and Seller may pay the same using Seller’s proceeds at Closing, and any such excess shall not constitute or remain a liability of the Company following Closing.

ARTICLE IV

DUE DILIGENCE INVESTIGATION OF THE PROPERTY

Section 4.01 Due Diligence Materials. Prior to the Effective Date, Seller delivered to Purchaser the items described on Exhibit B to the extent the same exist and are in Seller’s or the Company’s possession or control (collectively, the “Due Diligence Materials”); provided that, to the extent any Due Diligence Materials required by Exhibit B were not previously delivered, Seller shall deliver such materials within two (2) Business Days following the Effective Date and shall promptly deliver to Purchaser any additional Due Diligence Materials required by Exhibit B that are subsequently identified or come into Seller’s or the Company’s possession or control prior to Closing. Notwithstanding anything herein to the contrary, Purchaser acknowledges receipt prior to the Effective Date of all of the Due Diligence Materials required by Exhibit B.

Section 4.02 Title Insurance.

(a) Title Commitments and Title Policy. Within two (2) Business Days after the Effective Date, Seller shall order a commitment for an owner’s policy of title insurance (the “Title Commitment”) with respect to Property B issued by First American Title Insurance Company (the “Title Company”), for a Texas Owner’s Policy of Title Insurance, together with any endorsements and affirmative insurance that Purchaser may reasonably require, including a non-imputation endorsement reasonably satisfactory to Purchaser, in the amount of the Purchase Price and insuring fee simple ownership of Property B vested in the Company and subject only to Permitted Encumbrances (as defined below) as of the date and time of recordation of the relevant Deed (such policy, the “Title Policy”); provided, however, that Seller’s only obligation in respect of the issuance of any extended coverage, any affirmative insurance or endorsements to the Title Policy shall be the provision of the Title Company’s customary standard form affidavit for such coverage, insurance or endorsements, which may only be modified in a manner acceptable to Seller and the Title Company (such acceptance not to be unreasonably withheld, conditioned or delayed). Seller shall cause a copy of the Title Commitment to be delivered to Purchaser promptly upon the same becoming available from the Title Company. Seller shall also deliver to Purchaser a survey of Property B (the “Survey”). Seller shall cause legible or best available copies of all documents referenced as exceptions in the Title Commitment and the most current Survey in Seller’s or the Company’s possession or control, together with the Title Commitment (collectively, the “Title Package”), to be delivered to Purchaser promptly upon the same becoming available. Purchaser’s title review period shall commence upon Purchaser’s receipt of the complete Title Package, but in no event before the Effective Date.

(b) Title Objections.

(i) Within ten (10) Business Days after Purchaser’s receipt of the complete Title Package, Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other title matters shown on the Title Commitment (each, a “Title Objection”) other than an exception or matter that constitutes a Permitted Encumbrance. Seller may respond to the Title Objection within five (5) Business Days thereafter indicating whether Seller, in its sole discretion, elects to cure any of the items set forth in the Title Objection, failing which response Seller shall be deemed to have refused to cure all matters set forth in the Title Objection. Any items Seller agrees in its sole discretion to cure shall be referred to herein as “Seller Cure Items”. If Seller does not agree (or is deemed not to have agreed) to cure any items set forth in the Title Objection, Purchaser may as its sole remedy with respect thereto, terminate this Agreement by delivering written notice thereof to Seller within three (3) Business Days after Seller notifies Purchaser (or is deemed to have notified Purchaser) that it will not cure any such items, in which event the PSA shall also terminate, Seller and Purchaser shall jointly direct the Escrow Agent to promptly return the Deposit (as defined in the PSA) to Purchaser, and neither party shall have any further obligations or liability to the other hereunder, except for those obligations expressly stated to survive such termination. If any Seller Cure Item is not removed or (subject to Purchaser’s approval in its sole discretion) otherwise resolved by Seller to Purchaser’s reasonable satisfaction on or before the Closing Date, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before the Closing Date, to terminate this Agreement, in which event the PSA shall also terminate, Seller and Purchaser shall jointly direct the Escrow Agent to promptly return the Deposit (as defined in the PSA) to Purchaser, and neither party shall have any further obligations or liability to the other hereunder, except for those obligations expressly stated to survive such termination. Seller shall be obligated to remove (i) any and all exceptions to title caused by Seller that can be removed (or otherwise resolve in a manner reasonably satisfactorily to Title Company) by the payment of a sum of money (other than real estate taxes and assessments (or the like) not yet due and payable), and (ii) any other title exceptions created by Seller on or after the Effective Date; provided, however, that Seller shall not be obligated to take any action with respect to any exception to title that can be removed by the payment of a sum of money other than the payment thereof out of the proceeds the Purchase Price at Closing. Seller shall not be obligated to cure any exception to or encumbrance on title created by Purchaser, and Purchaser shall in all cases be obligated to cure or remove the same on demand (which obligation shall survive the expiration or termination of this Agreement).

(ii) If any supplement to the Title Commitment discloses any additional title defects which are not Permitted Encumbrances, were not created by or with the consent of Purchaser, and are not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) Business Days following receipt of such supplement or revision. Seller may respond to any such Additional Title Objection within five (5) Business Days thereafter indicating whether Seller, in its sole discretion, elects to cure any of the items set forth in such Additional Title Objection, failing which response Seller shall be deemed to have refused to cure all matters set forth in such Additional Title Objection. Any items Seller agrees in its sole discretion to cure shall be referred to herein as “Additional Seller Cure Items”. If Seller does not agree (or is deemed not to have agreed) to cure any items set forth in the Additional Title Objection, Purchaser may as its sole remedy with respect thereto, terminate this Agreement by delivering written notice thereof to Seller within three (3) Business Days after Seller notifies Purchaser (or is deemed to have notified Purchaser) that it will not cure any such items, in which event the PSA shall also terminate, Seller and Purchaser shall jointly direct the Escrow Agent to promptly return the Deposit (as defined in the PSA) to Purchaser, and neither party shall have any further obligations or liability to the other hereunder, except for those obligations expressly stated to survive such termination. If any Additional Seller Cure Item is not removed or (subject to Purchaser’s approval in its sole discretion) otherwise resolved by Seller to Purchaser’s reasonable satisfaction on or before the Closing Date (provided that, if Seller reasonably needs additional time to effectuate the cure of any such Additional Seller Cure Item, Seller may adjourn the Closing Date for up to five (5) days in order to allow time to effectuate such cure), then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before the Closing Date, to terminate this Agreement, in which event the PSA shall also terminate, Seller and Purchaser shall jointly direct the Escrow Agent to promptly return the Deposit (as defined in the PSA) to Purchaser, and neither party shall have any further obligations or liability to the other hereunder, except for those obligations expressly stated to survive such termination.

(iii) Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection, or failure to timely terminate the Agreement regarding any Title Objections that are not Seller Cure Items or Additional Seller Cure Items, shall, in each instance, be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitment all of which shall thereupon be deemed Permitted Encumbrances for all purposes under this Agreement. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection, to the extent Purchaser has the right to do so as provided in this Section 4.02, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.

(c) Intentionally omitted.

(d) Permitted Encumbrance. The term “Permitted Encumbrance” means each of the following: (i) the lien of any real estate taxes, water and sewer charges, common charges, or the like, not yet due and payable, (ii) those recorded easements, restrictions, and encumbrances set forth as exceptions in the Title Commitment or in the Title Policy to be issued by Title Company to the Company and approved or deemed approved by Purchaser in connection with this Agreement, (iii) [intentionally omitted], (iv) any state of facts that a current accurate survey might show as of the Closing, provided that such state of facts does not materially and adversely affect Purchaser’s intended use of Property B as a data center, (v) present zoning laws, ordinances, resolutions and regulations affecting Property B, and (vi) variations between tax lot lines and the record lines. Notwithstanding the foregoing, Permitted Encumbrances shall not include any Seller Cure Item or Additional Seller Cure Item. Seller shall be obligated to remove (i) any mortgage, deed of trust, judgment lien, mechanics’ or materialmen’s lien, delinquent tax or assessment, or other monetary lien affecting the Real Property that may be removed by the payment of a sum of money, other than real estate taxes and assessments not yet due and payable, and (ii) any title exception created by Seller on or after the Effective Date without Purchaser’s prior written consent; provided that Seller may satisfy any such obligation from the Purchase Price proceeds at Closing. Seller shall not be obligated to cure any exception to or encumbrance on title created by Purchaser, and Purchaser shall in all cases be obligated to cure or remove the same on demand (which obligation shall survive the expiration or termination of this Agreement).

Section 4.03 Due Diligence Period.

(a) Due Diligence Period. Purchaser shall have a period commencing on the Effective Date and expiring at 5:00 p.m., New York time, on August 30, 2026 (the “Due Diligence Period”) to review the Membership Interests, the Company, Property B and all information relating thereto (including the Due Diligence Materials). If Seller fails to deliver any Due Diligence Material required to be delivered pursuant to Section 4.01 within two (2) Business Days following the Effective Date, the Due Diligence Period shall be automatically extended on a day-for-day basis for each day after such deadline until such Due Diligence Material is delivered to Purchaser. In addition, if Seller delivers any material Due Diligence Material fewer than five (5) Business Days before the then-scheduled expiration of the Due Diligence Period, the Due Diligence Period shall be automatically extended until the date that is five (5) Business Days after Purchaser’s receipt thereof.

(b) Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, in addition to any other rights of Purchaser to terminate this Agreement set forth herein, if Purchaser determines, in its sole discretion, that the Membership Interests, the Company or the Property are not satisfactory for any reason or no reason, Purchaser shall have the right to terminate this Agreement by giving Seller written notice thereof prior to the expiration of the Due Diligence Period, in which event the PSA shall also terminate, Seller shall be entitled to retain the Deposit (as defined in the PSA), and neither party shall have any further obligations or liability to the other hereunder, except for those obligations expressly stated to survive such termination. In addition, if Purchaser gives Seller written notice of a Material Adverse Discovery prior to Closing, Seller shall have until the fifth (5th) Business Day following the scheduled Closing Date to cure such matter, if the same is susceptible to cure. If such Material Adverse Discovery is not timely cured to Purchaser’s reasonable satisfaction, Purchaser may terminate this Agreement by written notice to Seller, in which event the PSA shall also terminate, Seller and Purchaser shall jointly direct the Escrow Agent to promptly return the Deposit (as defined in the PSA) to Purchaser, and neither party shall have any further obligations or liability to the other hereunder, except for those obligations expressly stated to survive such termination. The parties agree that the occurrence of a Material Adverse Discovery shall not in and of itself constitute a default by Seller.

Section 4.04 Intentionally omitted.

Section 4.05 Inspections. During the Due Diligence Period, subject to the rights of *** and Seller, Purchaser and its agents, consultants, lenders and representatives shall have the right to enter the Property for the purposes of inspecting the Property, making surveys, and conducting any other investigations and inspections as Purchaser may reasonably require to assess the condition and suitability of the Property; provided, however, that each such inspection or examination of the Property shall take place at such times as are mutually satisfactory to Seller; provided, further, that Purchaser may not conduct any invasive testing or inspections without the express prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Neither Purchaser nor any of its agents, consultants, lenders or representatives shall: (i) interfere with the business of *** or Seller conducted at the Property or disturb the use or occupancy of any occupant of the Property other than, in each case, to a de minimis extent, (ii) contact or have any discussions with ***, any affiliate of *** or any directors, officers, employees, contractors, agents or representatives of any of the foregoing, (iii) damage the Property or (iv) notwithstanding anything herein to the contrary, violate (or cause Seller to be in breach of) any of the terms of the *** Purchase Agreement. Purchaser shall indemnify and hold ***, Seller, and their respective officers, shareholders, partners, members, directors, and employees (collectively, the “Seller Related Parties”) harmless from and against any and all claims or damages to the extent resulting from the activities of Purchaser and its agents and designees on the Property, except to the extent the same are attributable to (y) the gross negligence or willful misconduct of Seller or ***, or (z) the mere discovery of Hazardous Materials on or about the Property (but, for the avoidance of doubt, such exception shall not apply to the extent Purchaser’s or its contractor’s or agent’s acts or omissions exacerbate any such condition). Purchaser shall repair (or reimburse Seller for the cost of repairing) any damage caused to the Property by Purchaser or its agents, consultants, lenders and representatives, which obligation shall survive termination of this Agreement or, if applicable, the Closing. Purchaser shall maintain and cause its agents, consultants, lenders and representatives to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section to the Seller (in the form of a certificate of insurance with *** and Seller named as additional insureds) two (2) business days prior to Purchaser’s or Purchaser’s agent’s entry onto the Property. All inspection fees, appraisal fees, engineering fees, and other costs and expenses of any kind incurred by Purchaser or its agents, consultants, lenders and representatives relating to any inspections of the Property shall be at the sole expense of Purchaser. The Purchaser’s obligations under this Section 4.05 shall survive Closing or the expiration or termination of this Agreement.

ARTICLE V

INTENTIONALLY OMITTED

ARTICLE VI

CLOSING

Section 6.01 Closing; Closing Date.

(a) The closing of the transaction contemplated hereby (the “Closing”) shall occur on the Closing Date, concurrently with the closing of the PSA Transaction, in accordance with the terms and conditions of this Agreement, by a so-called New York style escrow closing administered by the Title Company or through coordinated escrows administered by the Escrow Agent (as defined in the PSA).

(b) As used herein, the term “Closing Date” means September 10, 2026; provided, however, that such date (y) shall be extended (I) as reasonably necessary to complete the title and survey review, objection and cure processes under the PSA and this Agreement (but in no event shall such date be extended by more than thirty (30) days) and (II) to allow for the cure of any Material Adverse Discovery, or (z) shall be such earlier or later date as the parties may agree in writing.

ARTICLE VII

INTENTIONALLY OMITTED

ARTICLE VIII

CLOSING DELIVERIES

Section 8.01 Seller’s Closing Deliveries. Seller shall deliver or cause to be delivered to Purchaser the following at the Closing, except as otherwise specified below:

(a) The Assignment and Assumption of Membership Interests (the “Assignment”) in substantially the form attached hereto as Exhibit G, executed by Seller.

(b) An affidavit executed by Seller and stating that Seller is not a foreign person within the meaning of Section 1445, et seq. of the Code.

(c) A good standing certificate for the Company in the jurisdiction where the Company is organized and, if different, where the Property is located, dated no more than thirty (30) days prior to the Closing Date.

(d) Letters of resignations, effective as of the Closing Date, from any managers and officers of the Company.

(e) A title affidavit in a form reasonably acceptable to Seller and the Title Company.

(f) An updated Trade Payables Schedule (which schedule shall show all of the Company’s payables other than amounts to be paid under the Property B FEA) with a cut-off date as of the close of business on the date immediately preceding the Closing Date.

(g) The Closing Statement (the “Closing Statement”), executed by Seller.

(h) Seller shall have delivered written confirmation of termination of the Property B Farm Lease executed by the tenant, or if the tenant is unwilling or otherwise fails to execute such confirmation, a written certification by Seller confirming that the Property B Farm Lease has been terminated.

(i) The Property B FEA, duly executed by ***and the Company and effective on or prior to the Closing Date.

(j) All other documents reasonably required by the Title Company to consummate the transactions contemplated by this Agreement.

(k) All books and records of the Company in Seller’s possession or control, including its organizational, financial, tax and contract records.

(l) A certificate executed by an authorized representative of Seller, dated as of the Closing Date, certifying that (A) each representation and warranty of Seller set forth in Section 13.01 is true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for representations expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date, and (B) Seller has performed and complied in all material respects with all covenants and obligations required to be performed by it on or before the Closing Date. Seller may disclose in such certificate factual changes in circumstances occurring after the Effective Date; provided, however, that no such disclosure shall affect (y) whether the condition precedent to closing set forth in Section 14.02(e) has been satisfied or (z) whether Material Adverse Discovery has occurred.

Section 8.02 Delivery of Documents. Seller shall be deemed to have delivered the items set forth in subsections (b) through (l) above if same are delivered to the Title Company or Purchaser electronically on or prior to the Closing Date.

Section 8.03 Purchaser’s Closing Deliveries. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) That portion of the Purchase Price set forth in Section 3.02(a), as adjusted for apportionments pursuant to ARTICLE X of this Agreement.

(a-1) The FEA Reimbursement, if any.

(b) One or more Acceptable Letters of Credit in an aggregate amount equal to the unpaid Deferred Payment.

(c) A counterpart of the Assignment executed by Purchaser.

(d) Intentionally omitted.

(e) Such evidence as the Title Company may require as to the authority of the person or persons executing documents on behalf of Purchaser.

(f) A counterpart to the Closing Statements, executed by Purchaser.

(g) All other documents reasonably necessary or otherwise required by the Title Company to consummate the transactions contemplated by this Agreement.

Section 8.04 Possession of the Property. Upon consummation of the Closing, the Company shall have full and complete possession of the Property, free and clear of all liens and claims other than the Permitted Encumbrances.

ARTICLE IX

CLOSING COSTS

Section 9.01 Transaction Costs. Except as otherwise provided herein, Seller and Purchaser agree that incidental closing costs shall be allocated in accordance with the customs of the county where Property B is located. Seller shall be responsible for the payment of (a) any and all transfer taxes, documentary stamp taxes and recording taxes (but not any mortgage or intangibles tax associated with any indebtedness of Purchaser), (b) the cost of clearing any title exceptions that Seller is either obligated to cure hereunder or elects to cure and (c) fifty percent (50%) of the Title Company’s customary and reasonable fees for administering the Closing. Purchaser shall be responsible for the payment of (i) the cost of reports, studies and investigations commissioned by Purchaser, (ii) all title search and examination fees, (iii) all premiums for its owner’s policy of title insurance and any endorsements thereto, as well as the premiums for any lender’s policy of title insurance, (iv) all Survey charges, (v) fifty percent (50%) of the Title Company’s customary and reasonable fees for administering the Closing and (vi) all mortgage recording charges and intangibles taxes associated with any indebtedness of Purchaser. Seller and Purchaser shall each be responsible for the payment of the fees and expenses of its own attorneys, accountants and other professional advisers. The provisions of this Section shall survive the Closing.

ARTICLE X

APPORTIONMENTS

Section 10.01 Apportionments at Closing. The Parties shall pro-rate the following as of 11:59 p.m. on the day immediately preceding the Closing Date on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365-day year:

(a) The parties shall prorate the taxes and special assessments between Purchaser and Seller as of the Closing Date using procedures customary in the County and State in which the Real Property is located. Seller shall be responsible for the payment of all past due or delinquent real property taxes and assessments and payments for the Real Property from all years prior to the current tax year. Any taxes levied, whether prior to or after the Closing Date, under any supplemental tax roll for the Real Property applicable to the period prior to the Closing Date shall be paid by Seller and any such taxes applicable to the period from and after the Closing Date shall be paid by Purchaser, including any supplemental taxes or other increase in real property taxes due to the change of ownership to Purchaser. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the proration of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year with no true up post-closing.

(b) All water, electric, telephone, fuel, and other utility charges based on the last ascertainable bill unless meter readings are made as of the Closing Date, in which case such meter readings shall govern. If the apportionment is not based on an actual current reading, but rather the last ascertainable bill, then upon the taking of a subsequent actual reading (which shall be conducted no later than ten (10) days following the Closing), the parties shall, within thirty (30) days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment. For the avoidance of doubt, the cost of electric service to the Property through and including the day immediately preceding the Closing Date shall be a cost of Seller.

(c) Any amounts prepaid or payable by the Company under the Contracts, including premiums on prepaid insurance coverages.

(d) All other costs and expenses of operating the Property customarily apportioned in connection with sales of properties substantially similar to the Property in ***, Texas.

Section 10.02 Property Taxes and Assessments. Property taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other within ten (10) Business Days based on such recalculation. If as of the Closing Date the Property or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments which are due on or after the Closing Date.

Section 10.03 Utility Charges. All water, electric, telephone, fuel, and other utility charges that were pro-rated as of the Closing Date based on the last ascertainable bill will be adjusted and pro-rated as of the Closing Date upon receipt of the actual statements for said utilities.

Section 10.04 Operating Costs and Expenses. All operating costs and expenses accrued before the Closing Date shall be paid by Seller on or before the Closing Date or promptly upon receipt of applicable statements. All operating costs and expenses accruing on or after the Closing Date shall be paid by Purchaser.

Section 10.05 Post-Closing Adjustments. To the extent that the amounts of any required pro-rations under Sections 10.03 or 10.04 cannot be identified with reasonable certainty prior to the Closing Date, the pro-rations shall be made as soon as reasonably practicable after the Closing but in no event more than sixty (60) days thereafter. Refunds to Seller or Purchaser, as the case may be, shall be made after the Closing Date as soon as reasonably practicable after identification, but in no event more than ten (10) Business Days thereafter.

Section 10.06 Prior to the Closing Date, Seller and Purchaser shall agree to a schedule of items to be pro-rated as of the Closing Date and the amounts thereof, and Seller and Purchaser and/or their respective agents or designees will jointly prepare, and at the Closing, Seller and Purchaser shall execute and deliver, a closing statement (the “Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing pursuant to Section 3.02(a), as applicable.

Section 10.07 Company Insurance. At the Closing, Seller shall not be required to keep in place any policies of insurance currently maintained by the Company. Purchaser shall be responsible for obtaining its own insurance as of the Closing Date.

Section 10.08 Survival. The provisions of this ARTICLE X shall survive the Closing or the earlier termination of this Agreement, provided, however, that any re-prorations or re-apportionments shall be made as and when required under Section 10.06 hereof. Any corrected adjustment or proration shall be paid by wire transfer of immediately available funds to the Party entitled thereto.

ARTICLE XI

TAX MATTERS

Section 11.01 Income Tax Treatment. Seller and Purchaser agree that the transactions under this Agreement will be treated for US federal income tax purposes and applicable state income tax purposes as a taxable sale by Seller and a purchase by Purchaser of the assets of the Company.

Section 11.02 Survival. The provisions of this ARTICLE XI shall survive the Closing.

ARTICLE XII

SELLER’S COVENANTS

Section 12.01 Seller’s Covenants. Seller covenants that:

(a) From the Effective Date until the Closing, Seller shall, or shall cause the Company to:

(i) To the extent the Property is owned by the Company and in the Company’s possession and control, operate, manage, and maintain the Property in the ordinary course of business in a manner consistent in all material respects with past practice, and deliver the Property to Purchaser at the Closing in substantially the same condition it was in as of the Effective Date, ordinary wear and tear excepted;

(ii) Regarding Contracts (other than the Property B FEA), Seller shall cause the Company to perform the Company’s obligations under the Contracts and other agreements binding on the Company relating to the Property in all material respects;

(iii) Regarding the Property B FEA, Seller shall cause the Company to execute the Property B FEA via DocuSign and deliver the same to ***not less than two (2) Business Days prior to the Closing Date (it being agreed that from and after Closing, Purchaser shall cause the Company to punctually perform the Company’s obligations under the Property B FEA, including without limitation providing the contribution in aid of construction and other financial assurances required to be provided under the Property B FEA);

(iv) To the extent the Property is owned by the Company and in the Company’s possession and control be permitted to enter into any agreements with respect to all or any portion of the Property, provided that (y) such agreements expire by their terms on or prior to the Closing Date or, in accordance with their terms, would not be effective following the Closing Date, or (z) may be terminated by the owner of the Property without penalty upon not more than thirty (30) days (or less) prior notice;

(v) Comply with all laws applicable to the Company and, to the extent the Property is owned by the Company and in the Company’s possession and control, the Property and the use and occupancy thereof, promptly deliver to Purchaser copies of all written notices of any violations thereof, and promptly notify Purchaser of all judgments, claims, and litigation affecting Seller, the Company or any part of the Property;

(vi) Promptly notify Purchaser of the institution of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Company and/or the Property and of any such proceedings which are to Seller’s knowledge (it being agreed that in reference to Seller “knowledge” shall mean the actual, conscious knowledge of either *** and *** without duty of inquiry or personal liability) threatened in writing after the Effective Date; and

(vii) Promptly after the delivery or receipt thereof, deliver to Purchaser copies of all material notices concerning the Company or the Property received under any Contract, or pertain to releases of Hazardous Materials affecting the Property or any actual or threatened condemnation of the Property or any portion thereof given by or on behalf of any Federal, state, or local agency.

(b) From the Effective Date until the Closing, Seller shall not, to the extent the same would be binding on or affect the Property or any owner thereof after the Closing, and except as permitted under Section 12.01(a), without Purchaser’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed:

(i) enter into any Leases;

(ii) except as permitted under Section 12.01(a)(iv), amend, modify (other than non-material amendments or modifications), terminate or renew any of the Contracts (other than the Property B FEA and the *** Purchase Agreement);

(iii) amend, modify, waive, terminate or extend the Property B FEA or the *** Purchase Agreement, except for an extension of the *** Purchase Agreement required pursuant to Section 12.01(e); provided, however, that after the expiration of the Due Diligence Period, Purchaser may grant or withhold its approval in its sole discretion;

(iv) except as permitted under Section 12.01(a)(iii), enter into any new Contracts;

(v) except as otherwise expressly permitted hereunder, affirmatively (whether by action or inaction) subject the asset of the Company to any additional liens, encumbrances, covenants, or easements;

(vi) enter into any agreement which would require the consent of a third-party to consummate the transactions contemplated by this Agreement;

(vii) sell, transfer, encumber, or change the status of title of (y) all or any material portion of the Property or (z) all or any portion of the Membership Interests;

(viii) change or attempt to change, directly or indirectly, the current zoning of the Property;

(ix) cancel, amend, or modify any certificate, approval, license, or permit held by the Company with respect to the Property or any part thereof which would be binding on Purchaser after the Closing;

(x) settle or compromise or agree to any settlement or compromise of any insurance or condemnation claim or award;

(xi) amend or modify any of the Organizational Documents (other than the execution and delivery of the Company’s A&R LLCA in the form of Exhibit J effective as of the Closing Date); or

(xii) permit the Company to acquire or agree to acquire any business or any other entity, or otherwise acquire or agree to acquire any assets, or otherwise conduct any business activities of whatever nature or kind other than in the ordinary course of business of operating the Property.

(xiii) amend, extend or otherwise modify the Property B Farm Lease.

(c) During the Exclusivity Period (as defined in the PSA), Seller shall not (i) market, advertise, solicit offers for, or otherwise pursue any sale, lease, financing, joint venture, option, transfer or other transaction involving the Membership Interests, the assets of the Company or any portion thereof, (ii) respond to, negotiate with, provide information to, or enter into any agreement or understanding with, any person (other than Purchaser) regarding the Membership Interests, the assets of the Company or any portion thereof for the purpose of facilitating a transaction substantially similar to the transactions contemplated hereby (including under the PSA), provided that Seller may notify other parties that Seller is engaged with a potential buyer and is currently in an exclusivity period, (iii) issue, solicit, encourage or accept any letter of intent, term sheet or other expression of interest regarding the Membership Interests, the assets of the Company or any portion thereof, (iv) allow any person (other than Purchaser and Purchaser’s representatives) to inspect, test, survey, value or diligence the Membership Interests, the assets of the Company or the related power rights (other than for the purpose of facilitating the transactions contemplated hereby (including under the PSA)), (v) modify, terminate, encumber, transfer, pledge, impair or relinquish any utility, interconnection, power delivery, zoning, entitlement, access or development right relating to the site that is the subject of the Property B FEA or (vi) take any action with respect to the Membership Interests or the assets of the Company that would reasonably be expected to impair Purchaser’s ability to acquire the Company.

(d) During the period from and after the Effective Date through the Release Date, Seller shall reasonably cooperate with Purchaser in connection with Purchaser’s pursuit of any development approvals needed for Purchaser’s intended development of the site that is the subject of the Property B FEA as a datacenter (it being agreed the Seller makes no representations or warranties regarding whether any such development approvals are required under applicable law or if any applications seeking any such development approvals would be granted or denied by the relevant governmental authorities), including by providing any relevant information in Seller’s possession or reasonable control, and attending or participating in meetings or calls with applicable governmental authorities, in each case, as reasonably requested by Purchaser, with no unreasonable imposition on Seller’s time and at no out-of-pocket cost to Seller (unless reimbursed by Purchaser). During the period from and after the Effective Date through the Closing Date, Seller shall not submit, materially modify, withdraw or abandon any application, or accept any material condition relating to, the Property B FEA or the site that is the subject of the Property B FEA, without Purchaser’s prior written consent. Notwithstanding anything herein to the contrary, from and after the Closing Date through and including the Release Date, (i) Purchaser shall (or cause the Company to) use commercially reasonable efforts and diligence to punctually perform its obligations under the Property B FEA and otherwise cooperate with ***so that ***is able to punctually perform its obligations thereunder, and (ii) Seller shall use commercially reasonable efforts to provide consultation support to the Company in implementation of the Property B FEA to achieve the Release Date.

(e) Seller shall cause the Company to preserve the *** Purchase Agreement in full force and effect through Closing and, if reasonably necessary to permit the Company’s acquisition of Property B to occur concurrently with the Linked Transactions, timely exercise any extension rights available under the *** Purchase Agreement. Any deposit or other amount paid in connection with any such extension shall be credited against the purchase price payable under the *** Purchase Agreement and shall not increase the Purchase Price or any other consideration payable by Purchaser under this Agreement.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

Section 13.01 Seller’s Representations and Warranties. The matters set forth in this Section 13.01 constitute representations and warranties by Seller, made as of the Effective Date, and which are now and except as otherwise permitted pursuant to the terms of this Agreement, shall continue to be true, complete, and correct up to and including the Closing Date. Seller hereby represents and warrants that:

(a) Regarding the Seller, the Company, and/or the Membership Interests, as applicable:

(i) Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Seller has full right, power, and authority to enter into and perform all of the obligations required of Seller under this Agreement in accordance with its terms without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. All requisite action has been taken by Seller in connection with this Agreement to authorize Seller’s execution, delivery, and performance of this Agreement. Seller’s execution, delivery, and performance of this Agreement have been duly and validly authorized and all required consents or approvals have been obtained. The individuals executing this Agreement on behalf of Seller have the power and authority to bind Seller to the terms and conditions of this Agreement.

(ii) This Agreement is, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered by Seller, shall be legal, valid, and binding upon Seller, subject to equitable principles and bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally.

(iii) Neither the execution, delivery, and performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval, or registration under: (A) any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Seller or the Company; or (B) any agreement to which the Seller or the Company is a party.

(iv) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(v) Seller is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(vi) The Company is a limited liability company validly existing, and in good standing under the laws of the State of Delaware. The Company has the requisite limited liability company power and authority to own the Property and to carry on its business as it has been and is now being conducted. The Company is qualified to do business as a foreign limited liability company and is in good standing under the laws of the State of Texas.

(vii) There are no agreements between the Company and the Seller or any other persons or entities pertaining to the governance of the Company (other than the Organizational Documents). On or prior to the Effective Date, Seller delivered true, correct and complete copies of Organizational Documents to Purchaser.

(viii) The Company does not own, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership, trust, limited liability company, or other legal entity, whether incorporated or unincorporated, and the only property the Company owns is the Property. The Company has never owned any real property other than the Real Property.

(ix) The Membership Interests constitute 100% of the limited liability company interests in the Company. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(x) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any Membership Interests. Other than the certificate evidencing the Membership Interests to be issued on the Closing Date and delivered to Purchaser on the Closing Date, no certificates representing the Membership Interests have been issued by the Company.

(xi) Seller is the record owner of, and has good and valid title to, 100% of the Membership Interests, free and clear of all liens, pledges, charges, security interests, rights of first refusal, purchase options, or encumbrances of any kind.

(xii) The Company has been treated as a disregarded entity for federal, state, and local income tax purposes since its formation. All tax returns of the Company required by any federal, state, or local authority have been (or, when due, will be) duly and properly filed. There are no tax claims, audits, or proceedings pending or threatened against the Company.

(xiii) No actions, suits, claims, investigations, or proceedings: (A) are pending or to Seller’s knowledge threatened in writing against or by the Company or Seller relating to the Company or affecting the Membership Interests; (B) are pending or to Seller’s knowledge threatened in writing against or by the Company or Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement; or (C) have been served upon the Company, nor has the Company initiated any court or administrative proceedings in any way involving or relating to the Company or the Membership Interests, nor have any of same been filed or threatened in writing with respect to the Company or the Membership Interests.

(xiv) Neither the Seller nor the Company has: (A) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (B) had a receiver, conservator, or liquidating agent or similar person appointed for all or a substantial portion of its assets; (C) suffered the attachment or other judicial seizure of all, or substantially all of its assets; (D) given notice to any person or governmental body of insolvency; or (E) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Neither Seller nor the Company is insolvent or will be rendered insolvent by the consummation of the transactions under this Agreement.

(xv) The Company has no employees.

(xvi) As of the Closing Date, the Company has no indebtedness, accounts payable, accrued expenses, taxes or other liabilities, whether accrued, absolute, contingent or otherwise.

(xvii) Seller has delivered to Purchaser a true, correct and complete copy of the *** Purchase Agreement. To Seller’s knowledge, the *** Purchase Agreement is valid and in full force and effect. Neither Seller nor the Company has given or received any written notice of breach or default thereunder. Except as otherwise set forth in the *** Purchase Agreement, no consent or approval of *** or any other Person is required in connection with the transfer of the Membership Interests to Purchaser, and such transfer will not constitute a breach or default under, or permit the termination, modification or acceleration of, the *** Purchase Agreement.

(b) Regarding the Property:

(i) The Company is a “single purpose” entity which owns no (and has never owned any) material assets other than its interest in the Property and interests under the Contracts. The Company does not own, and has never owned, of record or beneficially, any real property except the Real Property.

(ii) Neither Seller nor the Company has received any written notice from a Governmental Authority of any pending condemnation or other proceedings in eminent domain with respect to the Real Property. Seller shall terminate the Property B Farm Lease prior to the Closing Date. Seller shall be solely responsible for, and shall indemnify and hold harmless Purchaser and the Company from and against, any and all actual costs, liabilities and obligations arising from or relating to the Property B Farm Lease or its termination, including any crop-loss, crop-damage or similar payments (other than any costs, liabilities or obligations arising out of the acts or negligent omissions of Purchaser, its affiliates or any of their respective employees, contractors or agents). Purchaser shall indemnify and hold harmless Seller from and against any and all actual costs, liabilities and obligations arising from or relating to the Property B Farm Lease or its termination, including any crop-loss, crop-damage or similar payments to the extent caused by the acts or negligent omissions of Purchaser, its affiliates or any of their respective employees, contractors or agents. The foregoing obligations shall survive Closing.

(iii) Except for the Property B Farm Lease (which lease shall be terminated prior to Closing), there are no Leases affecting the Real Property.

(iv) Seller has delivered to Purchaser true, correct and complete copies of the Contracts, including all amendments, supplements, exhibits and schedules thereto and any material notices received thereunder. Neither Seller nor the Company has given or received any written notice of breach or default under any Contract. As of the Closing Date, the Property B FEA shall have been duly executed and delivered by the Company and ***, and, subject to the payment of any amounts payable, or financial security required to be posted, thereunder, shall be in full force and effect, and the Property B FEA shall not have been amended, modified, terminated, waived, assigned or supplemented except as disclosed to and approved by Purchaser in accordance with this Agreement.

(v) To Seller’s knowledge, there are no purchase options or rights of first refusal regarding rights of purchase or lease relating to the Real Property other than any such options or rights that may be set forth in the Permitted Encumbrances.

(vi) Seller has not placed any, and to Seller’s knowledge, there are no Hazardous Materials installed, stored in, or otherwise existing at, on, in, or under the Real Property in violation of any Environmental Laws.

Section 13.02 Survival of and Other Matter Pertaining to Seller Representations and Warranties. All representations and warranties of Seller made herein or in any other document delivered by Seller at Closing shall survive Closing until the first anniversary of the Closing Date (such one year period, the “Survival Period”); provided that the representations and warranties set forth in Sections 13.01(a)(i), (iii), (ix), (x), (xii), (xiii) or (xiv), 13.01(b)(iv) and 13.01(b)(v) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. Any good faith claim that a representation or warranty of Seller is not true and correct that is founded on a reasonable basis and asserted by Purchaser in a written notice delivered to Seller before expiration of the applicable survival period shall survive until such claim is finally resolved. If prior to the Closing Date, Seller or Purchaser obtains knowledge of facts or circumstances that render or reasonably may render any of Seller’s representations or warranties set forth in this Agreement inaccurate, Seller or Purchaser, as applicable, shall promptly notify the other by written notice specifying the facts creating or likely to render such representation or warranty inaccurate. If any inaccuracy is material, Purchaser shall have the right to terminate this Agreement by giving written notice thereof within three (3) Business Days, whereupon the PSA shall also terminate, Seller and Purchaser shall jointly direct the Escrow Agent to promptly return the Deposit (as defined in the PSA) to Purchaser, and neither party shall have any further liability or obligation to the other party hereunder except for such liabilities or obligations as are expressly stated to survive termination of this Agreement. Except for any Seller breach of the representations or warranties that results from Seller’s fraud, intentional misrepresentation or willful misconduct, Seller shall not be liable to Purchaser for any representation or warranty which is untrue at the time of Closing and with respect to which Purchaser had actual knowledge thereof at that time.

Section 13.03 Purchaser’s Representations and Warranties.

(a) Purchaser represents and warrants that:

(i) Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms. Purchaser is a Delaware corporation validly incorporated, existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Texas. All requisite action has been taken by Purchaser in connection with this Agreement or shall have been taken on or prior to the Closing Date. Purchaser’s execution, delivery, and performance of this Agreement have been duly authorized and all required consents or approvals have been obtained. The individuals executing this Agreement on behalf of Purchaser have the power and authority to bind Purchaser to the terms and conditions of this Agreement;

(ii) This Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally;

(iii) Purchaser has not (or will not have) violated any contract, agreement, or other instrument to which Purchaser is a party nor any judicial order, judgment, or decree to which Purchaser is bound by: (A) entering into this Agreement; (B) executing any of the documents Purchaser is obligated to execute and deliver on the Closing Date; or (C) performing any of its duties or obligations under this Agreement or otherwise necessary to consummate the transactions contemplated by this Agreement;

(iv) To Purchaser’s knowledge, there are no actions, lawsuits, litigation, or proceedings pending or threatened in any court or before any governmental or regulatory agency that affect Purchaser’s power or authority to enter into or perform this Agreement;

(v) Purchaser is not a person or entity with whom United States persons or entities are restricted or prohibited from doing business under OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities; and

(vi) There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits, or other legal or administrative proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

All representations and warranties of Purchaser made herein or in any other document delivered by Purchaser at Closing shall survive Closing until the first anniversary of the Closing Date; provided that the following representations and warranties shall survive until the expiration of the applicable statute of limitations: Section 13.03(a)(ii). Any good faith claim that a representation or warranty of Purchaser is not true and correct that is founded on a reasonable basis and asserted by Seller in a written notice delivered before expiration of the applicable survival period shall survive until such claim finally resolved.

Section 13.04 No Representations. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER, SELLER RELATED PARTIES AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN PURCHASER) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE “EXCULPATED PARTIES”) HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE SELLER, COMPANY, THE MEMBERSHIP INTERESTS, THE PROPERTY, THE PERMITTED USE OF THE PROPERTY, OR THE ZONING AND OTHER LAWS, REGULATIONS, AND RULES APPLICABLE THERETO, OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE SELLER, THE COMPANY, THE MEMBERSHIP INTERESTS, THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE EXCULPATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS, OR COMPLETENESS AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. PURCHASER IS ACQUIRING THE MEMBERSHIP INTERESTS BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND THE COMPANY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER EXCULPATED PARTIES, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPRESSLY SET FORTH HEREIN. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.

ARTICLE XIV

CONDITIONS TO CLOSING

Section 14.01 Conditions to Obligations of Seller. Notwithstanding anything to the contrary contained herein, the obligation of Seller to close the transaction in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Seller, at its election, evidenced by written notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

(a) Purchaser shall have: (i) executed and delivered to Seller all of the documents required to be delivered by Purchaser at Closing; (ii) paid the portion of the Purchase Price set forth in Section 3.02(a) above; (iii) paid all other sums of money required under this Agreement; and (iv) performed in all material respects all other obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(b) *** shall have conveyed to the Company fee simple title to the Real Property, subject only to the Permitted Encumbrances, pursuant to the *** Purchase Agreement on or prior to the Closing Date.

(c) The transaction contemplated by the PSA shall have closed concurrently with the Closing hereunder; provided, however, that Seller shall not be entitled to rely upon the failure of this condition if the PSA Transaction fails to close as a result of any default, breach, act or omission of Seller, the seller under the PSA or any of their respective affiliates.

(d) On the Closing Date, all representations and warranties made by Purchaser in Section 13.03 shall be true and correct in all material respects as if made on the Closing Date.

Section 14.02 Conditions to Obligations of Purchaser. Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close the transaction and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

(a) Seller shall have: (i) executed and delivered to Purchaser (or other applicable party) all of the documents required to be delivered by Seller at the Closing; (ii) taken all other action required of Seller at the Closing; and (iii) performed and observed in all material respects all of the obligations and covenants of and required by Seller pursuant to this Agreement prior to or as of the Closing Date.

(b) There shall be no material adverse change to (y) the terms of the Property B FEA approved by ***(as defined herein) for execution by the Company as compared to the terms of the form of the Property B FEA attached hereto as Exhibit C or (z) the physical condition of (A) Property B, including the site that is the subject of the Property B FEA, or (B) Property A.

(c) *** (as defined herein) shall have conveyed to the Company fee simple title to the Land, subject only to the Permitted Encumbrances.

(d) The transaction contemplated by the PSA shall have closed concurrently with the Closing hereunder; provided, however, that Purchaser shall not be entitled to rely upon the failure of this condition if the PSA Transaction fails to close as a result of any default, breach, act or omission of Purchaser or any of its affiliates.

(e) All representations and warranties made by Seller in Section 13.01 shall be true and correct in all material respects both as of the date made and as of the Closing Date.

(f) The Title Company shall have issued (or be irrevocably committed to issue) the Title Policy to the Company, subject only to the Permitted Encumbrances and as otherwise provided in this Agreement.

(g) All liabilities of the Company arising before Closing, other than obligations under the Contracts first arising from and after Closing or the Property B FEA, shall have been paid or otherwise discharged in full (or provision for the payment thereof shall have been made) and shall not remain liabilities of the Company following Closing.

(h) Seller shall have paid all amounts payable under the *** Purchase Agreement in excess of $975,400.00, and no such amount shall remain a liability of the Company after Closing.

Notwithstanding anything to the contrary in this ARTICLE XIV, (i) Seller shall not be entitled to rely on the failure of any condition to Closing to the extent such failure results from any act or omission of Seller, PSA Seller, the Company or any of their respective affiliates, and (ii) Purchaser shall not be entitled to rely on the failure of any condition to Closing to the extent such failure results from any act or omission of Purchaser or any of its affiliates.

ARTICLE XV

BROKERAGE COMMISSIONS

Section 15.01 Purchaser Representation. Purchaser represents and warrants to Seller that it has not dealt or negotiated with or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby. Purchaser hereby agrees to indemnify, defend, and hold Seller and its disclosed and undisclosed direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs, and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees, or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

Section 15.02 Seller Representation. Seller represents and warrants to Purchaser that it has not dealt or negotiated with or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby. Seller hereby agrees to indemnify, defend, and hold Purchaser and its disclosed and undisclosed direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs, and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees, or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

Section 15.03 Survival. The provisions of this ARTICLE XV shall survive the termination of this Agreement or the Closing.

ARTICLE XVI

AS-IS

Section 16.01 AS-IS, WHERE-IS. Except as expressly set forth in this Agreement to the contrary, Purchaser is expressly purchasing the Property (indirectly by acquiring the Membership Interests in the Company) in its existing condition “AS-IS, WHERE-IS, AND WITH ALL FAULTS” and, except as expressly set forth in this Agreement, based upon the condition (physical or otherwise) of the Property as of the Effective Date, subject to: (a) the provisions of ARTICLE XVII of this Agreement; and (b) the representations and warranties of Seller set forth in this Agreement.

Section 16.02 No Warranty or Other Representation. Except as expressly set forth in this Agreement to the contrary, Seller hereby disclaims all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed or implied including, without limitation warranties with respect to the Property. Except as is expressly set forth in this Agreement, including the representations and warranties of Seller set forth in this Agreement, Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller or any Seller Related Parties with respect to the Property, and that, in fact, except as expressly set forth in this Agreement to the contrary, no such representations were made. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

Section 16.03 Seller Release. Except for the express warranties and representations of Seller contained in this Agreement, Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition, and Purchaser agrees that it shall, subject to the express warranties and representations of Seller contained in this Agreement, assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions may not have been revealed by Purchaser’s investigations. Except in the case of (x) any breach of the express warranties and representations of Seller contained in this Agreement, (y) breach of any covenant of Seller that is expressly stated to survive the Closing or (z) fraud, intentional misrepresentation, or willful misconduct on the part of Seller (collectively, the “Release Exclusions”), Purchaser releases Seller, the Seller Related Parties, and their respective successors and assigns from and against any and all claims which Purchaser or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Company or the Property, including the documents and information referred to herein, any construction defects, errors or omissions in the design or construction and any environmental conditions. Except for the Release Exclusions, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages, and causes of action. To the extent required to be operative, the disclaimers and warranties contained herein are and are deemed to be “conspicuous” disclaimers for purposes of any applicable law, rule, regulation, or order.

ARTICLE XVII

RISK OF LOSS

Section 17.01 Condemnation. If, prior to Closing, action is initiated to take the Property, or a material portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing to (i) terminate this Agreement, in which event neither party shall have any further obligations or liability hereunder except for those obligations expressly stated to survive such termination, or (ii) proceed to Closing, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to the Company at Closing and there shall be no reduction in the Purchase Price. A taking shall be deemed material if it materially adversely affects access to, utility service for, or Purchaser’s intended development or use of the Property. Any termination pursuant to this Section shall also terminate the PSA in accordance with Section 20.14. For purposes of this Section, an action shall include any written threat of such action, and the Property shall include any material access, utility, power, interconnection or other right appurtenant thereto. Any award received by Seller before Closing shall be credited against the Purchase Price. Seller shall not, and shall cause the Company not to, settle or compromise any such proceeding or convey any interest in lieu of condemnation without Purchaser’s prior written consent (which consent, prior to the expiration of the Due Diligence Period, shall not be unreasonably withheld). Seller shall not cause the Company to exercise any material rights under the *** Purchase Agreement absent the prior written consent of Purchaser, which consent, prior to the expiration of the Due Diligence Period, shall not be unreasonably withheld.

Section 17.02 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident or any other casualty or cause until the Closing has been consummated. If, prior to Closing, any material portion of the Property or any material utility infrastructure serving the Property is damaged by fire or other casualty and Seller, at its sole option, does not elect to repair the same to substantially the condition existing immediately before such casualty, Purchaser may elect at or prior to Closing to (i) terminate this Agreement, in which event neither party shall have any further obligations or liability hereunder except for those obligations expressly stated to survive such termination, or (ii) proceed to Closing, in which event Seller shall assign to the Company at Closing all of Seller’s assignable right, title and interest in and to any insurance proceeds payable with respect to such casualty, and Purchaser shall receive a credit against the Purchase Price for any applicable deductible and any uninsured portion of the loss. Any termination pursuant to this Section shall also terminate the PSA in accordance with Section 20.14. Seller shall cause the Company to exercise its rights under the *** Purchase Agreement with respect to any such casualty as reasonably directed by Purchaser. Any repair elected by Seller pursuant to this Section must be completed on or before the Closing Date; otherwise, Purchaser shall retain the foregoing election rights.

ARTICLE XVIII

DEFAULT BY PURCHASER OR SELLER

Section 18.01 Default by Purchaser. If the sale of the Membership Interests to Purchaser is not consummated due to (i) a default by Purchaser under this Agreement or the PSA after any applicable notice and cure period, or (ii) a failure of a condition precedent under Article XIV or under the PSA (other than a condition that is within the reasonable control of Seller), after the expiration of a period of five (5) Business Days commencing upon the giving of notice thereof by Seller (during such period Purchaser shall have the opportunity to cure such default or satisfy such condition), as its exclusive remedy, Seller may terminate this Agreement by giving written notice thereof to Purchaser, whereupon (y) Seller shall be entitled to retain the Deposit under the PSA as liquidated damages as Seller’s exclusive monetary remedy for such default or failure and (z) neither party shall have any further liability or obligation to the other party hereunder except for those obligations expressly stated to survive termination of this Agreement.

Section 18.02 Default by Seller. If the sale of the Membership Interests to Purchaser is not consummated because of a default by Seller under this Agreement or the PSA, or due to a failure of a condition precedent under Article XIV or the PSA (other than a condition that is within the control of Purchaser), after the expiration of a period of five (5) Business Days commencing upon the giving of notice hereof by Purchaser, during such period Seller shall have the opportunity to cure the default or satisfy the condition, Purchaser may, as its sole and exclusive remedies, (i) waive such default or condition and proceed to Closing, (ii) terminate this Agreement by giving written notice thereof to Seller, whereupon (y) Seller and Purchaser shall jointly direct the Escrow Agent to promptly return the Deposit (as defined in the PSA) to Purchaser and (z) neither party shall have any further liability or obligation to the other party hereunder except for those obligations expressly stated to survive termination of this Agreement, or (iii) seek specific performance of Seller’s obligations under this Agreement (provided any action for specific performance must be commenced on or before the thirtieth (30th) day following the scheduled Closing Date). Purchaser shall not be required (and shall not have the right) to consummate either Linked Transaction unless both Linked Transactions are consummated concurrently. Seller may not rely on a failure of the *** Purchase Agreement, the PSA or any closing condition to the extent caused by Seller, PSA Seller, the Company or any of their respective affiliates. If Purchaser fails to elect either clause (i) or clause (iii) on or before the thirtieth (30th) day following the scheduled Closing Date, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (ii).

Section 18.03 Purchaser’s Remedies in Event of Breach of Seller’s Representations.

(a) Except in the case of Seller’s fraud, intentional misrepresentation, or willful misconduct, Seller’s aggregate liability for breaches of representations and warranties other than Fundamental Representations shall not exceed 3.5% of the Purchase Price, and Seller’s aggregate liability for breaches of Fundamental Representations shall not exceed ten percent (10%) of the Purchase Price. The foregoing caps shall not apply to (i) [intentionally omitted], (ii) any liability of the Company attributable to a period before Closing (except as otherwise expressly provided herein), (iii) any taxes attributable to a period before Closing, (iv) Seller’s obligation to pay that portion of the purchase price under the *** Purchase Agreement in excess of $975,400.00, or (v) any breach of a covenant or obligation of Seller that is expressly stated to survive Closing. No claim may be made against Seller unless the aggregate of all out-of-pocket damages actually incurred by Purchaser exceeds $25,000.00 (the “Basket”), and then only to the extent such damages exceed the Basket (provided that the Basket shall not apply in the case of Seller’s fraud, intentional misrepresentation, or willful misconduct). In every case Purchaser’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution, or other similar payment actually recovered by Purchaser from any insurance company, tenant, or other third party less any amounts reasonably and actually expended by Purchaser to recover any such proceeds or payment. The liability limitations and Basket set forth in this Agreement apply only to claims under this Agreement and are independent of any liability limitation or basket under the PSA; provided that Purchaser shall not recover more than once under this Agreement and the PSA for the same loss, liability or damage.

(b) To provide support for any potential claims asserted during the Survival Period by Purchaser against Seller after Closing pursuant to this Agreement, Seller shall deposit at Closing Two Hundred Ten Thousand Dollars ($210,000.00) of the Purchase Price with the Title Company, as escrow agent, pursuant to an escrow agreement (the “Holdback Escrow Agreement”) substantially in the form of Exhibit H hereto. The holdback shall be released to Seller on the first anniversary of the Closing Date, less any amount subject to a claim asserted by Purchaser before such date in accordance with the terms hereof, which amount shall remain in escrow until such claim is finally resolved.

(c) Except for damages payable to a third party, in no event shall either party be liable to the other hereunder for punitive, consequential, special or indirect damages or lost revenue, lost profits or the like.

(d) Seller shall indemnify and hold harmless Purchaser and the Company from and against any and all actual losses arising from any third party claims against the Company attributable to any period before Closing, including any taxes of the Company for any pre-Closing period, other than obligations under the Contracts first arising from and after Closing. Purchaser and the Company shall indemnify and hold harmless Seller from and against any and all actual losses arising from any third party claims against Seller attributable to any period from and after Closing, including any taxes of the Company for any post-Closing period, other than obligations under the Contracts first arising prior to Closing.

Section 18.04 Exculpation. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary, retirant, beneficiary, internal investment contractor, agent, or other affiliate of Seller or any other Seller Related Parties, including, without limitation, any officer, director, employee, trustee, shareholder, partner, principal, retirant, beneficiary, internal investment contractor, agent, or other affiliate of Seller or any such parent, subsidiary, or other affiliate, or any other Seller Related Parties (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 18.04, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby.

Section 18.05 Survival. The provisions of this ARTICLE XVIII shall survive the termination of this Agreement and the Closing.

ARTICLE XIX

CONFIDENTIALITY AND PRESS RELEASE

Section 19.01 Confidentiality.

(a) Until the Closing, Purchaser will treat the information disclosed to it by Seller, or otherwise gained through Purchaser’s access to the Property and the Company’s books and records, as confidential, giving it the same care as Purchaser’s own confidential information, and make no use of any such disclosed information not independently known to Purchaser except in connection with the transactions contemplated hereby; provided, however, that Purchaser may, without the consent of Seller, disclose such information: (i) to its partners, members, managers, employees, advisors, consultants, attorneys, accountants, prospective and actual investors, and lenders (the “Purchaser Transaction Parties”), so long as any such Purchaser Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (ii) if disclosure is required by law or by regulatory or judicial process, provided that in such event, Purchaser shall notify Seller of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with Seller (at Seller’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal and shall disclose only that portion of the confidential information which Purchaser is legally required to disclose.

(b) Until the Closing, Seller will treat the information disclosed to it by Purchaser, as confidential, giving it the same care as Seller’s own confidential information, and make no use of any such disclosed information not independently known to Seller except in connection with the transactions contemplated hereby; provided, however, that Seller may, without the consent of Purchaser, disclose such information: (i) to its partners, members, managers, employees, advisors, consultants, attorneys, accountants, prospective and actual investors, and lenders (collectively, the “Seller Transaction Parties”), so long as any such Seller Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (ii) if disclosure is required by law or by regulatory or judicial process, provided that in such event Seller shall notify Purchaser of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with Purchaser (at Purchaser’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal and shall disclose only that portion of the confidential information which Purchaser is legally required to disclose.

(c) Notwithstanding the foregoing, the confidentiality provisions of this Section 19.01 shall not apply to any information or document which: (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; or (ii) subject to compliance with this Section 19.01, is required by law or court order to be disclosed. In the event of a termination of this Agreement, each Party shall promptly return all such confidential information to the other.

Section 19.02 No Press Release; Publicity. At no time, whether prior to or following the Closing Date, shall either Purchaser or Seller issue any press releases (or other public statements) with respect to the transactions contemplated in this Agreement without the prior written approval of the other Party, which approval may be withheld in such other Party’s sole and absolute discretion.

Section 19.03 Survival. The provisions of this ARTICLE XIX shall survive the termination of this Agreement.

ARTICLE XX

GENERAL PROVISIONS

Section 20.01 Notices. Unless specifically stated otherwise in this Agreement, all notices, waivers, and demands required under this Agreement shall be in writing and delivered to all other Parties at the addresses below, by one of the following methods:

(a) Hand delivery, whereby delivery is deemed to have occurred at the time of delivery;

(b) A nationally recognized overnight courier company, whereby delivery is deemed to have occurred the Business Day following deposit with the courier;

(c) Registered United States Mail, signature required and postage-prepaid, whereby delivery is deemed to have occurred on the third Business Day following deposit with the United States Postal Service; or

(d) Electronic transmission (facsimile or e-mail) provided that the transmission is completed no later than four p.m. on a Business Day and the original also is sent via overnight courier or U.S. Mail, whereby delivery is deemed to have occurred at the end of the Business Day on which electronic transmission is completed.

To Seller:	***
E-Mail: ***
Attn: ***

with a copy (which shall not constitute notice) to:

The Hornbaker Law Firm, LLC 745 Fifth Avenue, Suite 500 New York, New York 10151
E-Mail: thornbaker@hornbakerlaw.com
Attn: Thomas Hornbaker, Esq.

To Purchaser:	AIB Data Centers, Inc.
1540 Broadway Ste 1010 New York, NY 10036 Attn: Johnny Zhang Tele: 917.822.4522
Email: johnny.zhang@aib.us

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attn: Josh Forman, Esq. and Melissa Groisman, Esq.
Email: Josh.Forman@gtlaw.com; Melissa.Groisman@gtlaw.com

Any Party shall change its address for purposes of Section 20.01 by giving written notice as provided in Section 20.01. All notices and demands delivered by a Party’s attorney on a Party’s behalf shall be deemed to have been delivered by said Party. Notices shall be valid only if served in the manner provided in this Section 20.01.

Section 20.02 Complete Agreement.

(a) Complete Agreement; Counterparts; Amendments. This Agreement may be executed in counterparts, and when executed by each of the Parties shall become one integrated agreement enforceable on its terms. This Agreement supersedes all prior agreements between the Parties with respect to the subject hereof and all discussions, understandings, offers, and negotiations with respect thereto, whether oral or written. This Agreement shall not be amended or modified, except in a writing signed by each Party hereto. If amended or modified as permitted by this Section 20.02(a), the term “Agreement” shall thereafter be read as including all said amendments and modifications. All exhibits that are referenced in this Agreement or attached to it are incorporated herein and made a part hereof as if fully set forth in the body of the document.

(b) Partial Invalidity. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

(c) No Waivers. Any waiver of any provision or of any breach of this Agreement shall be in writing and signed by the Party waiving said provision or breach. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

Section 20.03 Assignments; Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that Purchaser may, without Seller’s consent, assign this Agreement to (i) an affiliate of Purchaser, (ii) an entity controlling, controlled by or under common control with Purchaser, (iii) a special-purpose entity formed to acquire the Membership Interests or consummate either Linked Transaction, or (iv) a lender or financing source as collateral security, in each case upon written notice to Seller not later than three (3) Business Days prior to Closing. No such assignment shall release Purchaser from its obligations under this Agreement unless Seller expressly agrees otherwise in writing. This Agreement and all its covenants, terms, and provisions shall be binding on and inure to the benefit of each party and its permitted successors and assigns.

Section 20.04 Further Assurances. Seller and Purchaser each agree to do such things, perform such acts and make, execute, acknowledge, and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Agreement. This Section 20.04 shall survive the Closing until the six-month anniversary of the Closing.

Section 20.05 Interpretation and Construction.

(a) Drafting Party. The Parties acknowledge that, in connection with negotiating and executing this Agreement, each has had its own counsel and advisors and that each has reviewed and participated in the drafting of this Agreement. The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance to the construction of this Agreement. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form. Any rule of construction that requires any ambiguities to be interpreted against the drafter shall not be employed in the interpretation of: (i) this Agreement; (ii) any exhibits to this Agreement; or (iii) any document drafted or delivered in connection with the transactions contemplated by this Agreement.

(b) Captions. Any captions or headings used in this Agreement are for convenience only and do not define or limit the scope of this Agreement.

(c) Singular or Plural. The singular of any term, including any defined term, shall include the plural and the plural of any term shall include the singular. The use of any pronoun with respect to gender shall include the neutral, masculine, feminine and plural. The term “Person” or “Persons” includes a natural person or any corporation, limited liability company, partnership, trust, or other type of entity validly formed.

Section 20.06 Days; Performance on a Saturday, Sunday or Holiday. Whenever the term “day” is used in this Agreement, it shall refer to a calendar day unless otherwise specified. Should this Agreement require an act to be performed or a notice to be given on a Saturday, Sunday, or Holiday, the act shall be performed or notice given on the following Business Day.

Section 20.07 Governing Law; Submission to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. EACH PARTY HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE STATE OF TEXAS, UNLESS SUCH ACTIONS OR PROCEEDINGS ARE REQUIRED TO BE BROUGHT IN ANOTHER COURT TO OBTAIN SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 20.07. SERVICE OF PROCESS, SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST ANY PARTY HERETO, MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ANY SUCH PARTY’S ADDRESS INDICATED IN Section 20.01 HEREOF.

Section 20.08 No Offer. This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

Section 20.09 No Survival. Except as otherwise provided in this Agreement, no representations, warranties, covenants, or other obligations of Seller set forth in this Agreement shall survive the Closing hereunder and no action based thereon shall be commenced after the Closing.

Section 20.10 Attorneys’ Fees.

(a) Seller and Purchaser each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.

(b) Each Party to this Agreement shall be responsible for all costs it incurs in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultants fees.

(c) If any action is brought by either Party against the other in connection with or arising out of this Agreement or any of the documents and instruments delivered in connection herewith or in connection with the transactions contemplated hereby, the prevailing Party shall be entitled to recover from the other Party its reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with the prosecution or defense of such action.

Section 20.11 Prohibition on Recording. Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s consent thereto.

Section 20.12 Waiver of Jury Trial. In the event that a dispute survives the Closing or termination of this Agreement, EACH OF SELLER AND PURCHASER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY THE OTHER PARTY HERETO UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, ANY AND EVERY RIGHT EACH OF SELLER AND PURCHASER MAY HAVE TO: (a) INJUNCTIVE RELIEF (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT TO THE CONTRARY); (b) A TRIAL BY JURY; (c) INTERPOSE ANY COUNTERCLAIM THEREIN (EXCEPT FOR ANY COMPULSORY COUNTERCLAIM WHICH, IF NOT ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING, WOULD BE WAIVED); AND (d) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.

Section 20.13 Bulk Transfer. Purchaser shall be responsible for compliance with any bulk transfer laws and the payment of any bulk transfer taxes.

Section 20.14 Linked Transactions.

(a) The parties acknowledge and agree that the Linked Transactions constitute interdependent components of a single integrated transaction. Neither the MIPA Transaction nor the PSA Transaction shall close independently of the other, and neither Seller nor Purchaser shall be required or permitted to consummate a partial closing of the Linked Transactions.

(b) The Closing and the closing of the PSA Transaction shall occur concurrently through the Escrow Agent (as defined in the PSA) and all documents and funds necessary to consummate the Linked Transactions shall be deposited and released as part of one integrated closing. No deed, assignment, transfer instrument, closing funds or other closing deliverable relating to either Linked Transaction shall be released unless the Escrow Agent is irrevocably authorized and prepared to release all documents and funds necessary to consummate both Linked Transactions.

(c) Purchaser shall have no obligation to consummate the MIPA Transaction unless all conditions precedent to Purchaser’s obligations under this Agreement and the PSA have been satisfied or waived by Purchaser in writing. Purchaser’s refusal to consummate the MIPA Transaction because the PSA Transaction is not then capable of closing in accordance with the PSA shall not constitute a default by Purchaser under this Agreement. Seller shall have no obligation to consummate the MIPA Transaction unless all conditions precedent to Seller’s obligations under this Agreement and the PSA have been satisfied or waived by Seller in writing. Seller’s refusal to consummate the MIPA Transaction because the PSA Transaction is not then capable of closing in accordance with the PSA shall not constitute a default by Seller under this Agreement.

(d) A valid termination of this Agreement in accordance with its terms shall automatically and contemporaneously terminate the PSA, and a valid termination of the PSA in accordance with its terms shall automatically and contemporaneously terminate this Agreement, in each case without further notice or action.

(e) No party shall be entitled to seek specific performance or other relief compelling consummation of one Linked Transaction without concurrent consummation of the other Linked Transaction; provided that nothing in this Section limits Purchaser’s right to seek specific performance under Section 18.02 so long as the relief sought would result in concurrent consummation of both Linked Transactions.

Section 20.15 Status of Diligence. Each of Seller and Purchaser agrees that, notwithstanding anything herein to the contrary: (i) the Closing Date shall be September 10, 2026, (ii) for the avoidance of doubt, the Due Diligence Period is deemed to have expired as of the Effective Date, (iii) any and all Title Objections or Additional Title Objections heretofore raised are deemed cured or satisfied and (iv) any right of Purchaser to raise or assert a Title Objection or an Additional Title Objection from and after the date hereof is hereby waived (except with respect to any matter affecting title to the Property first occurring on or after the date hereof).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

AIB Data Centers, Inc.,
a Delaware corporation

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

SELLER:

***,
a ***

By:	/s/ ***
Name:	***
Title:	President

Exhibit A

Description of the Land

[See attached.]

Exhibit A-1

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF ***, STATE OF TEXAS, AND IS DESCRIBED AS FOLLOWS:

TRACT 1: ***

Exhibit A-2

Exhibit B

List of Due Diligence Materials

The following is a list of the due diligence materials that relate to the subject matter of the PSA Transaction and the MIPA Transaction:

1.	Three years of operating information and year-to-date operating information, including, without limitation, tax bills, utility bills, insurance bills and assessment materials.

2.	A list of utility account numbers, meter numbers, service locations and service providers, copies of all utility bills for the prior twelve (12) months and all payment agreements or analyses relating thereto.

3.	Evidence of current and future electrical capacity available to the Property, including all agreements, applications, reservations, studies, approvals and correspondence with electrical providers, transmission providers, distribution providers, utilities, regional transmission organizations and governmental authorities.

4.	All utility, power, electric service, interconnection, transmission, distribution, substation, capacity reservation, load study, facilities study, system impact study, CIAC, letter of credit, security and power delivery materials relating to the Property or Purchaser’s use of the Property as a datacenter.

5.	Complete copies of all existing title insurance policies, reports or commitments, together with copies of all title documents, surveys, instruments, liens, encumbrances or other items referred to in such title policies, reports or commitments.

6.	All existing ALTA surveys, boundary surveys, topographic surveys, utility surveys, aerials, site plans, civil plans, grading plans, drainage plans, access plans, traffic studies and engineering studies relating to the Property.

7.	All current insurance policies, together with a written summary of insurance coverages and premiums by policy type, loss runs/records for the prior three years and all correspondence regarding insurer or insurance company recommendations or deficiencies.

8.	Any and all existing environmental reports, Phase I reports, Phase II reports, wetlands reports, delineations, floodplain materials, geotechnical reports, soil reports, endangered species materials, cultural resources materials and similar reports pertaining to the Property.

9.	List of current or pending legal actions, governmental proceedings, claims, notices of violation, condemnation matters and current insurance claims affecting the Property.

10.	Any and all governmental licenses, permits, approvals, entitlements, development approvals, site plan approvals, zoning materials, rezoning applications, comprehensive plan materials, development agreements and current zoning status materials relating to the Property.

Exhibit B-1

11.	Photographs and aerials of the Property, site plans, landscape plans, Seller’s existing owner’s policy and copies of all easements, rights-of-way, restrictive covenants, declarations and other encumbrances.

12.	Copies of all leases, license agreements, occupancy agreements, options, rights of first refusal, rights of first offer, purchase rights or other agreements encumbering or affecting the Property.

13.	All service contracts, operating agreements, management agreements, maintenance agreements, warranties and other contracts relating to the ownership, operation, maintenance, development or utility service of the Property.

14.	Copies of all notices, correspondence, deed notices, memorandum of agreements, remedial action workplans and other documentation sent or issued by any and all governmental authorities having jurisdiction with respect to hazardous materials or environmental conditions affecting the Property.

15.	Soil logs and similar information with respect to the soil condition of the Property.

16.	Documentation relating to any underground installations servicing or passing through the Property, any underground structures or utilities which are or may be present at the Property, including test results, engineering drawings, permits and registrations.

17.	Identification of all underground or above ground storage tanks.

18.	All documentation and correspondence pertaining to any existing mortgage, deed of trust, financing statement or other financing encumbrance affecting the Property.

19.	The Company’s corporate history and organizational structure, subsidiaries, formation documents, authority documents and evidence of authority to execute this Agreement and consummate the transactions contemplated hereby.

20.	All other materials in Seller’s or its affiliates’ possession or reasonable control reasonably requested by Purchaser in connection with Purchaser’s diligence, financing, utility arrangements and intended use of the Property as a data center.

Exhibit B-2

Exhibit C

Form of Property B FEA

[See attached.]

Exhibit C-1

Transmission/Substation/Distribution Facility Extension Agreement

***

This Agreement (“Agreement”) is made as of this 31 day of August 2026 (the “Effective Date”) between ***, a Delaware limited liability company, hereinafter referred to as “Customer” and ***, a Delaware limited liability company, hereinafter referred to as “Company”, and hereinafter referred to individually as a “Party” and jointly as the “Parties”, for the extension of Company Delivery System transmission / substation and distribution facilities, as further described herein. As used herein, the term “extension” shall mean the construction of new facilities or modification of existing facilities. Unless otherwise expressly stated in this Agreement, the terms used herein have the meanings ascribed thereto in Company’s Tariff for Retail Delivery Service (defined below).

Customer has requested that Company construct the following Company-owned Delivery System facilities (“Company Facilities”) at the following approximate coordinates: ***°, to serve the Customer-owned facilities (“Customer Facilities”) to be located at the following approximate coordinates: ***°, in ***, Texas.

Company will install standard Delivery System facilities (standard facilities) necessary to serve Customer’s projected load, included within Attachment 1, Customer Projected Load Ramp. Customer will receive an allowance for the installation of standard facilities in accordance with Company’s Tariff for Retail Delivery Service. The calculation of the allowance and description of standard facilities is provided in Chapter 6 of Company’s Tariff for Retail Delivery Service. Payment in the form of a contribution in aid of construction (“CIAC”) will be required for requested extensions in excess of the allowance for the installation of standard facilities.

Company will also install non-standard Delivery System facilities (non-standard facilities) requested by Customer to serve Customer’s projected load, included within Attachment 1, Customer Projected Load Ramp. Payment in the form of a CIAC will be required for the installation of non-standard facilities in accordance with Chapter 6 of Company’s Tariff for Retail Delivery Service.

Company will provide service under this Agreement at the following nominal voltage in accordance with Company’s Facilities Extension Policy: 3 phase, 25 kV, distribution service. The point(s) of delivery will be where Customer’s two (2) 25 kV overhead distribution feeder(s) connect to Company’s primary metering equipment “PME(s)” located outside the Company Substation (defined below) fence (“Point(s) of Delivery” or “POD(s)”).

I. Company Facilities:

The service to be provided by Company under this Agreement is contingent upon Company constructing the Company Facilities. The Company Facilities shall be purchased, constructed, and owned by Company and shall include, but not be limited to, the following standard transmission/substation, and distribution Delivery System facilities. (See Attachment 2, One Line Diagram.)

Exhibit C-2

Transmission Facilities:

Modifications to Company’s Ranger Camp Switch – Airport Road – Eskota Switch 138kV transmission line necessary to connect the Company Substation to Company’s 138 kV transmission system.

Substation Facilities:

Company standard Substation facilities, including, but not limited to the following facilities, necessary to provide one (1) 47 MVA, 138 kV - 25 kV transformer (Transformer #1) to serve two (2) 25 kV PODs (POD #1, POD #2):

(2 ea.)	138 kV, 3200 A, motor operated, load break (LDB) switch (1 ea.) 138 kV, 3200 A, motor operated, loop split (LS) switch

(1 ea.)	138 kV, 1200 A, Fault Interrupting Device

(1 ea.)	47 MVA, 138 – 25 kV Transformer with load tap changer (LTC) (3 ea.) 25 kV Potential Transformers for relaying and metering

(1 ea.)	25 kV, 3200 A, Totalizing Switch

(2 ea.)	25 kV-120/240V station service transformer

(2 ea.)	25 kV, 1200 A, feeder circuit breaker and associated disconnect switches (1 ea.) 25 kV, 2000 A, bus tie circuit breaker and associated disconnect switches

(1 ea.)	Pre-fab control centers complete with system protection equipment and SCADA

(1 lot)	Steel structures, buswork, connectors, conduits, control cable, jumpers, grounding, foundations, yard work, lighting, substation fence, and appurtenances

Distribution Facilities:

Company standard distribution facilities, including, but not limited to the following facilities, necessary to provide two (2) 24.9 kV overhead and underground feeder exits and two (2) 24.9 kV PMEs served from Transformer #2, to serve 24.9 kV POD(s) (POD #1, POD #2). Two (2) NOVA RECLOSERS to POD #1 and POD #2.

The Distribution Delivery System facilities to be installed by Company hereunder will be of the character commonly described as nominal 24.9 kV, overhead, 3-phase, 60 hertz, with reasonable voltage and frequency variation to be allowed.

Company shall inspect, test, and commission the Company Facilities. Company shall own all civil and electrical systems on Company’s side of the POD.

II. Customer Facilities:

The Customer Facilities shall be purchased, constructed, and owned by Customer and shall include, but not be limited to, the following facilities: all civil and electrical equipment on Customer’s side of the PODs used by or on behalf of Customer in taking and consuming Electric Power and Energy delivered by Company, including Customer’s two (2) 24.9 kV overhead distribution feeder(s), switching equipment, and system protection equipment. Customer shall inspect, test, and commission the Customer Facilities. (See Attachment 2, One Line Diagram.)

Customer shall take reasonable actions to control the use of Electric Power and Energy so that Customer’s electrical load at the POD(s) is in reasonable balance between the POD(s) and that Customer shall stay at or below the feeder limitation of 20 MVA at POD #1 and 20MVA at POD #2 and have power factor correction equipment that will correct Customer’s power factor between unity and 0.95 lagging as measured by Company’s meters. Should Company notify Customer that the Customer Facilities are being operated in a manner other than that permitted herein, Customer agrees to take the corrective action necessary to meet the aforesaid conditions of service immediately.

Exhibit C-3

ARTICLE I - PAYMENT BY CUSTOMER

1.	As payment for Customer’s portion of the cost of the extension of the Company Facilities in accordance with this Agreement, Customer will pay to Company the amount(s) shown below, such payment(s) to be and remain the property of the Company.

A contribution in aid of construction (“CIAC”) is required from Customer for Company Facilities when (i) the estimated cost of the extension of Company’s standard Delivery System facilities is in excess of the standard allowance for the extension of standard facilities in Company’s Tariff for Retail Delivery Service or (ii) Customer requests the installation of Delivery System facilities in excess of standard facilities (non-standard facilities). CIACs hereunder will be calculated in accordance with Section 6.1.2.2.6.1 of Company’s Tariff for Retail Delivery Service as follows: Company’s Direct Cost – Company’s Standard Allowance + Company’s Tax Liability + Applicable Franchise Fees. Company’s Direct Cost will include Company’s overhead, general and administrative fees and normal loadings Company applies to construction projects. Company’s current Tax Liability is a gross-up factor of 9.665% for transmission and substation facilities and 11.558% for distribution facilities.

(a)	CIAC associated with standard transmission, substation and distribution Delivery System facilities to be paid by Customer under this Article I(a) is as follows:

Transmission: $0.

Substation: $0.

Distribution: The distribution CIAC is calculated based on Customer’s projected four-year maximum kW billing Demand supplied by Customer and included within Attachment 1, Customer Projected Load Ramp, attached hereto and made a part hereof. Customer will receive an allowance for the installation of standard distribution Delivery System facilities in accordance with Company’s Tariff for Retail Delivery Service and Customer’s projected four-year maximum kW billing Demand. Customer will make payment in the form of a CIAC as payment for Customer’s portion of the cost for requested extensions in excess of the allowance for the installation of standard distribution Delivery System facilities. The CIAC to be paid by Customer under this Section is $211,809.83. Company’s estimated Direct Cost is $301,809.83. Company’s Standard Allowance is $90,000.

If after four (4) years from the Company In-Service Date (defined below), Customer’s projected four-year maximum electric Demand described on Attachment 1 (“Projected Maximum Demand”), as measured by the actual maximum kW billing Demand at said location has not materialized, Company may re-calculate the Distribution CIAC based on the actual maximum kW billing Demand realized, or extend the four (4) year time frame. Company will work with Customer to determine whether recalculating the CIAC is appropriate. Company’s actual maximum kW billing Demand shall mean the highest (i.e., peak) electric demand (kW) measured during any fifteen (15) minute interval by Company’s meters at the Points of Delivery (the “Actual Maximum Demand”).

Exhibit C-4

(b)	CIAC associated with non-standard transmission, substation, and distribution Delivery System facilities to be paid by Customer under this Article I(b) is as follows:

Transmission: $0

Substation: $0

Distribution: $0

2.	If the Customer Facilities have not achieved the level of operation specified below by the date specified below, then Customer shall pay to Company those costs as described below to compensate Company for costs it has incurred associated with the Company Facilities. The Company may require a security payment in advance of constructing facilities to cover such costs. The following will also address the details of any financial security requirement associated with such payment obligation.

Required Level of Operation: The level of operation required under this Agreement shall hereinafter be referred to as the “Required Level of Operation” or “RLO”, which term shall mean that each of the following has been achieved on or before the Required Level of Operation Date (as defined below):

(a)	Company has completed construction of the Company Facilities (“Company In-Service Date”)

(b)	Customer has completed construction of the Customer Facilities;

(c)	the Customer Facilities are energized from the Company Facilities (“Customer Operations Date”); and,

(d)	the Customer Facilities has achieved a Maximum Electric Demand of 32,000 kW measured at the Points of Delivery.

Required Level of Operation Date:

One (1) year after the Company In-Service Date; provided that if Customer has achieved items (b) and (c) of this section, but has not achieved the Required Level of Operation by such date due to unforeseen project delays, but reasonably expects to reach the Required Level of Operation and is working diligently to achieve the Required Level of Operation, then the Required Level of Operation Date shall be extended for such additional amount of time as is reasonably necessary, but not to exceed one (1) years after the Company In-Service Date. The required level of operation date specified in this paragraph shall hereinafter be referred to as the “Required Level of Operation Date” or “RLO Date”.

Transmission and Substation Facilities Cost:

Cost: The cost under this section shall be the costs specified in Article I, Section 3, below, which will be determined at Company’s sole discretion in accordance with Company’s internal procedures and policies.

Financial Security: Customer shall provide financial security to secure payment of the costs described above in accordance with Article VI, Paragraph 11, below.

Exhibit C-5

3.	Upon (a) termination pursuant to the provisions of Article III, Paragraph 2 below, or any other termination provision specified in this Agreement, prior to Customer achieving the Required Level of Operation, or (b) Customer’s failure to achieve the Required Level of Operation by the Required Level of Operation Date, or any extension thereto, Customer shall pay to Company all of:

(i)	the costs that Company has incurred prior to the date of termination or the Required Level of Operation Date(s) for engineering, procuring equipment and materials, construction, and any other costs related to the Company Facilities;

(ii)	the costs that Company has committed to incur prior to the date of termination or the Required Level of Operation Date(s) that it is unable to avoid using commercially reasonable steps;

(iii)	such costs incurred by Company after the date of termination or the Required Level of Operation Date(s) to return the Delivery System to a condition consistent with Company’s construction standards and Company’s Tariff for Retail Delivery Service (each of (i), (ii), and (iii) together being “Company’s Actual Costs”.

(iv)	In calculating Company’s Actual Costs, such costs shall include the actual costs reasonably incurred by Company pursuant to this Agreement, in accordance with Good Utility Practice, including the cost for the design, procurement, construction, project management, and/or commissioning of the Company Facilities, including overhead, general and administrative fees and normal loadings Company applies to construction projects of this nature and shall be increased by an adder to cover the effects of a Customer payment on Company’s tax liability and shall include an amount to recover franchise fees where applicable.

(v)	Any cost obligations incurred by Customer under this Article I, Paragraph 3 will be reduced by any payment(s) made by Customer under this Article I. Company shall use commercially reasonable efforts to mitigate the charges that Customer may incur under this paragraph. The provisions of this paragraph shall survive termination of this Agreement.

ARTICLE II - TITLE AND OWNERSHIP

Company at all times shall have title to and complete ownership and control over the Company Facilities extended under this Agreement.

Once any rights-of-way or easements have been procured, regardless of the passage of time and the level of activity, the Company never intends to abandon any rights-of-way or easements unless the Company specifically states, in writing, the intention to do so, and the Company then takes additional specific affirmative action to effectuate the abandonment.

ARTICLE III - TERM AND TERMINATION

This Agreement becomes effective on the date of execution by both parties and may be executed in two or more counterparts, each of which is deemed an original, but all constitute one and the same instrument.

Customer may terminate this Agreement at any time prior to completion of the Company Facilities by providing Company with seven (7) days advanced written notice.

Exhibit C-6

ARTICLE IV - GENERAL CONDITIONS

1.	Customer understands that, as a result of the installation provided for in this Agreement, the Delivery of Electric Power and Energy by Company to the specified location will be provided in accordance with Rate Schedule 6.1.1.1.6 Primary Service Greater Than 10 kW – Substation Company’s Tariff for Retail Delivery Service, which may from time to time be amended or succeeded.

2.	This Agreement supersedes all previous agreements or representations, either written or oral, between Company and Customer made with respect to the matters herein contained, and when duly executed constitutes the agreement between the parties hereto and is not binding upon Company unless and until signed by one of its duly authorized representatives.

3.	The services covered by this Agreement will be provided by Company, and accepted by Customer, in accordance with applicable Substantive Rules of the Public Utility Commission of Texas (“PUCT”) and Company’s Tariff for Retail Delivery Service (including the Service Regulations contained therein), as it may from time to time be fixed and approved by the PUCT. Company’s Tariff for Retail Delivery Service is part of this Agreement to the same extent as if fully set out herein. Unless otherwise expressly stated in this Agreement, the terms used herein have the meanings ascribed within Company’s Tariff for Retail Delivery Service.

4.	This Agreement may be amended only upon mutual agreement of the parties, which amendment will not be effective until reduced to writing and executed by the parties. Changes to applicable PUCT Substantive Rules and Company’s Tariff for Retail Delivery Service are applicable to this Agreement upon their effective date and do not require an amendment of this Agreement.

5.	The failure of a party to this Agreement to insist, on any occasion, upon strict performance of any provision of this Agreement will not be considered to waive the obligations, rights, or duties imposed upon the parties.

6.	Customer may not assign the Agreement without Company’s prior written consent.

7.	This Agreement is in all respects be governed by, interpreted, construed, and enforced in accordance with the laws of the State of Texas. This Agreement is subject to all valid, applicable federal, state, and local laws, ordinances, and rules and regulations of duly constituted regulatory authorities having jurisdiction.

ARTICLE V – DISCLOSURE

Customer has disclosed to Company all underground facilities owned by Customer or any other party that is not a public utility or governmental entity, that are located within real property owned by Customer. In the event that Customer has failed to do so, or in the event of the existence of such facilities of which Customer has no knowledge, Company, its agents and contractors, shall have no liability, of any nature whatsoever, to Customer, or Customer’s agents or assignees, for any actual or consequential damages resulting directly or indirectly from damage to such undisclosed or unknown facilities.

Exhibit C-7

ARTICLE VI - OTHER SPECIAL CONDITIONS

1.	Land Rights:

Customer shall grant to Company, at no cost to Company, Suitable Space and all land rights (including rights-of-way, easements, and/or fee interest) on property owned or controlled by Customer, as required by Company, to construct the Company Facilities, including the installation of metering facilities, in accordance with Section 6.1.2.2.1.4 of Company’s Retail Delivery Tariff, using the most current form(s) of easement(s) attached hereto as Attachment 5, Exhibits 1-4 or the form of Special Warranty Deed attached hereto as Attachment 5, Exhibit 5, as applicable. Customer shall also provide Company access to Customer’s premises in accordance with and for the purposes provided for in Section 5.4.8 of Company’s Retail Delivery Tariff. In the event that land rights (including rights-of-way, easements, and/or fee interest) are needed from a third party in order for Company to provide the service under this Agreement, the provision of such service is contingent upon Company’s ability to obtain such land rights under terms and conditions that Company deems to be acceptable in accordance with its standard practices. With respect to easements required by Company to construct Company Facilities on property not owned or controlled by Customer, if requested by Company, Customer will use good faith reasonable efforts to acquire such easement(s) from third party(ies) in its name using the most current form(s) of easement(s) shown in Attachment 5, as applicable, and assign such easement(s) to Company. Customer shall complete transfer of all land rights to Company in accordance with this Article VI, Paragraph 1 no later than N/A.

2.	Underground Facilities:

Customer will remove, at Customer expense, all underground facilities in conflict with Company Facilities and from the area in which Company will construct Company Facilities described herein and prior to the start of construction of the Company Facilities.

3.	Metering Measurement Adjustment:

Adjustment to the meter measurements in accordance with Section 6.2.3.2 of Company’s Tariff for Retail Delivery Service and adjustment for losses associated with Customer Facilities are not applicable to the service provided hereunder.

4.	Standards:

Company’s Standard 520-106, Guideline - Facility Connection Requirements for Points of Interconnection at Transmission Voltages with Retail Customers, revision date 11/21/2023 (“Facility Interconnection Requirements”) is not applicable to the service provided hereunder.

5.	Regulatory Approvals:

In the event that Company is required to obtain regulatory approvals to provide the services under this Agreement (including, but not limited to a Certificate of Convenience and Necessity from the PUCT), the provision of such service is contingent upon the receipt of such approvals.

6.	Billing Address:

The billing address for the Customer is as follows: ***

c/o ***

Phone: ***

Email: ***

Exhibit C-8

7.	Formal Notices:

Any formal notice, demand, or request provided for in this Agreement shall be in writing and shall be deemed properly served, given or made if delivered in person, or sent by either registered or certified mail, postage prepaid, or overnight mail to the address identified below:

If to Customer:

***

c/o ***

Phone: ***

Email: ***

If to Company:

Phone: ***

Email: ***

8.	Company shall have the right to terminate this Agreement if the Customer Facilities are not ready to be energized by one (1) year after the Company In-Service Date, and neither party will have any further obligations under this Agreement except as provided herein. If Company terminates this Agreement pursuant to this Paragraph 8, or if Customer terminates this Agreement after the Company In-Service Date but prior to achieving the Required Level of Operation, then Customer shall pay Company the costs specified in Article I, Paragraph 3 above to compensate Company for the costs it has incurred associated with the Company Facilities. In such event, Company shall invoice Customer and Customer shall pay such costs within thirty (30) days after the date of such invoice.

9.	Payment – All obligations of Customer to make payment to Company pursuant to this Agreement shall survive termination of this Agreement.

10.	Payment Default – If Customer does not pay to Company the amount(s) specified in Article I, Paragraph 1 within thirty (30) days after the date of the invoice for such amount and such default is not cured within five (5) business days after receipt of written notice, Company may terminate this Agreement upon written notice to Customer. If this Agreement is terminated pursuant to this Paragraph 10, then Customer shall pay Company the costs specified in Article I, Paragraph 3 above, if any, to compensate Company for the costs it has incurred associated with the Company Facilities. In such event, Company shall invoice Customer and Customer shall pay such costs within thirty (30) days after the date of such invoice. Such invoice shall set forth the basis for all costs set forth therein.

Exhibit C-9

11.	Financial Security Requirements:

a)	In conjunction with Customer’s payment obligations to Company pursuant to this Agreement, on or before ten (10) business days from the execution of this Agreement (the “Financial Security Effective Date”), Customer shall deliver to Company financial security in the amount of $1,754,640.00.

b)	Such financial security shall be delivered in the form of an irrevocable standby letter of credit for the benefit of Company, consistent with the provisions of Attachment 3, Security Arrangement Details, in the form attached hereto as Attachment 4, Exhibit 1, Irrevocable Letter of Credit Form, or other form consistent with this Agreement, including the provisions of Attachment 3, Security Arrangement Details, that is acceptable to Company in its sole discretion (in either case, the “Irrevocable Standby Letter of Credit”).

c)	Customer shall cause such financial security to be maintained in full force and effect until the earlier to occur of:

(i)	ninety-one (91) days after the termination of the Agreement in accordance with its terms;

(ii)	the close of business on the fifth (5th) business day after Customer has provided written notice to the Company that the Required Level of Operation has been achieved and the Company has verified the same.

(iii)	the date that the issuing bank honors the last drawing available under the Irrevocable Standby Letter of Credit;

(iv)	Company consents in writing to the release of such financial security.

d)	Company may draw upon this security to satisfy any payment obligation to Company arising under this Agreement.

12.	If Customer does not establish such financial security as required herein, and such default is not cured within ten (10) business days after receipt of written notice, Company may terminate this Agreement upon written notice to Customer. If this Agreement is terminated pursuant to this Article VI, Paragraph 12, then Customer shall pay Company the costs specified in Article I, Paragraph 3 above, if any, to compensate Company for the costs it has incurred associated with the Company Facilities. In such event, Company shall invoice Customer and Customer shall pay such costs within thirty (30) days after the date of such invoice. Such invoice shall set forth the basis for all costs set forth therein.

13.	Consistent with Sections 3.13 and 5.2.1 of Company’s Tariff for Retail Delivery Service, Company will make reasonable provisions to supply steady and continuous Delivery Service to Customer at Customer’s requested level of service, but Customer acknowledges that Company does not guarantee the Delivery Service against fluctuations or interruptions of any length of time.

Exhibit C-10

14.	Customer shall have the right to provide updated load ramp document(s) with a revised Projected Maximum Demand, as necessary to remain in line with changes to Customer’s business and/or development plans with respect to the POD(s) hereunder, for a Company review, provided such revised Projected Maximum Demand shall not exceed Customer’s current Projected Maximum Demand. After Company’s In-Service Date, Company will, from time-to-time, conduct a review of Customer’s Actual Maximum Demand to determine the accuracy of Customer’s Projected Maximum Demand shown in Attachment 1 or any amendment thereto. If, at the end of the second year after the Company In-Service Date (the “Second Year of Service”), Customer’s Actual Maximum Demand during the Second Year of Service is below Customer’s Projected Maximum Demand during the Second Year of Service shown in Attachment 1 or any amendment thereto, Company may allocate capacity above Customer’s Actual Maximum Demand in accordance with Company’s processes, procedures, and guides. For each year after the Second Year of Service that Customer’s annual Actual Maximum Demand is below Customer’s annual Projected Maximum Demand, Customer’s annual Projected Maximum Demand for the following year shall be set equal to Customer’s Actual Maximum Demand reached during the prior year of service, unless Company and Customer agree on, or Company’s processes, procedures, and guides result in, a different annual Projected Maximum Demand. In no event shall Customer’s annual Actual Maximum Demand exceed Customer’s annual Projected Maximum Demand as set hereunder, unless Customer and Company amend this Agreement or enter into a new agreement with respect thereto.

15.	In no event shall on-site generation, at any time, be interconnected in parallel with, or allowed closed or soft transition to, Company’s electric distribution system without Customer first entering into an Agreement for Interconnection and Parallel Operation of Distributed Generation (DG) with Company. All emergency generation must be open transition. Any Company up-line protective device exists solely for the purpose of protecting the Company Facilities and does not exist to provide protection (either limiting fault magnitude or duration) for the Customer Facilities.

16.	Customer shall implement, to the extent reasonably practicable, the practice outlined in IEEE 519-2014, Recommended Practice and Requirements for Harmonic Control in Electric Power Systems, or any successor IEEE standard. If ***determines that a customer has created excessive harmonics that causes or are reasonably likely to cause another customer to receive unsafe, unreliable or inadequate electric service, ***will follow the process outlined in PUCT Substantive Rule 25.51, Power Quality, to remedy the effects of the harmonics issue.

17.	The terms of this Agreement, including Customer’s projected load demand, are limited to the Customer Facilities at the location described in this Agreement and cannot be reallocated for use at other locations.

18.	The Parties hereby recognize and agree that the dates given in the Customer Projected Load Ramp, attached hereto as Attachment 1, are dependent upon the completion of certain transmission system upgrades including TPIT #99353 (the “Dependencies”) and are therefore estimates that are subject to change based upon the timing of Company’s completion of the Dependencies.

19.	Confidentiality – The parties acknowledge that this Agreement contains confidential information. The parties are required to maintain the confidential nature of this Agreement and any confidential information contained in this Agreement in accordance with applicable law. Notwithstanding the foregoing, the parties hereto hereby agree that Company will not be in breach of Confidentiality hereunder if Company provides a copy of this Agreement or otherwise shares any confidential information contained in this Agreement with any duly constituted federal, state, or local regulatory authority having jurisdiction, including, but not limited to the Electric Reliability Council of Texas and the PUCT.

Exhibit C-11

ACCEPTED BY COMPANY:

c Delivery Com

Name	***
Title	***
Date	08/31/2026 | 7:49:18 AM PDT

ACCEPTED BY CUSTOMER:

Signature
Name	***
Title	Authorized Signatory
Date	08/31/2026 | 7:24:40 AM PDT

Exhibit C-12

ATTACHMENT 1

CUSTOMER PROJECTED LOAD RAMP

Customer shall promptly notify Company of any amendment made pursuant to paragraph 15 of Article VI adjusting the dates or load levels specified in the Customer Projected Load Ramp.

YEAR	LOAD (MW)
May 2028	40
May 2029	40
2030	40
2031	40
2032	40
2033	40

Note:	The load ramp specified above is the Customer’s Projected Load Ramp and is subject to the terms and conditions specified in this Agreement.

Exhibit C-13

ATTACHMENT 2

CONCEPTUAL ONE LINE DIAGRAM

Note:	This one-line diagram is for illustration only and shall not be used for purposes of design, construction, or operations.

Exhibit C-14

ATTACHMENT 3

SECURITY ARRANGEMENT DETAILS

“Irrevocable Standby Letter of Credit” shall mean an irrevocable, transferable letter of credit, issued by a Customer-selected and Company-approved (which approval shall not be unreasonably withheld), major U.S. commercial bank, or a U.S. branch office of a major foreign commercial bank, with a credit rating of at least “A-” by Standard & Poor’s and “A3” by Moody’s Investors Service (“Bank”). The Irrevocable Standby Letter of Credit shall be transferable, more than one time, in whole but not in part, in favor of any party whom Company certifies has succeeded to Company’s right, title and interest in and to this Agreement. Should Company transfer such Irrevocable Standby Letter of Credit as stated above, Customer shall reimburse Company for any costs it incurs from the Bank associated with such transfers.

If at any time during the term of this Agreement, the Bank suffers a credit rating reduction to less than “A-” by Standard & Poor’s or “A3” by Moody’s Investor Service, Customer shall replace that Irrevocable Standby Letter of Credit with another Irrevocable Standby Letter of Credit of the same amount and with the same beneficiary from another bank meeting the requirements described in the preceding paragraph within fifteen (15) business days of the date of such event. If Customer fails to provide a substitute Irrevocable Standby Letter of Credit by such date, Company may draw upon the Irrevocable Standby Letter of Credit and retain the proceeds as a cash deposit securing Customer’s payment obligations under this Agreement, and Customer shall deliver a new acceptable Irrevocable Standby Letter of Credit to Company within 90 days of the draw down by Company. If Customer fails to provide a substitute Irrevocable Standby Letter of Credit by such date, Company may terminate this Agreement.

The Irrevocable Standby Letter of Credit may consist of one or more consecutive annual terms (each, a “Term”), each of which shall automatically renew in accordance with its terms unless replaced or released in accordance with Article VI, Paragraph 11(c); provided, that, the Irrevocable Standby Letter of Credit shall automatically renew from Term to Term without amendment such that there shall be no interruption in the financial security provided by the Irrevocable Standby Letter of Credit from the Financial Security Effective Date until such financial security is replaced or released in accordance with Article VI, Paragraph 11(c).

To the extent that the Bank has the unilateral right not to renew the Irrevocable Standby Letter of Credit for a successive Term, the Bank shall give notice to Company and Customer in writing by hand delivery, certified mail, return receipt requested or via courier service, of the exercise of its right not to renew the Irrevocable Standby Letter of Credit for a successive Term (an “Expiring Term”) not less than ninety (90) days prior to the expiration date of any Expiring Term. Customer hereby agrees that in the event that the Bank gives such notice and Customer does not provide Company with a substitute Irrevocable Standby Letter of Credit in substantially the same form as the expiring Irrevocable Standby Letter of Credit at least forty-five (45) days prior to the expiration date of any Expiring Term, Company shall have the right to draw upon the expiring Irrevocable Standby Letter of Credit and hold the proceeds as a cash deposit securing Customer’s payment obligations under this Agreement, and Customer shall deliver a new acceptable Irrevocable Standby Letter of Credit to Company within 90 days of the draw down by Company. If Customer fails to provide a substitute Irrevocable Standby Letter of Credit by such date, Company may terminate this Agreement. The substitute Irrevocable Standby Letter of Credit shall meet the requirements of this Agreement and be otherwise acceptable to Company, which acceptance shall not be unreasonably withheld.

Any proceeds drawn by Company due solely to Customer’s failure to replace an expiring, non-renewed, or downgraded Irrevocable Standby Letter of Credit shall be held by Company as a cash deposit securing Customer’s payment obligations under this Agreement, shall not be applied except to amounts due and payable by Customer under this Agreement after expiration of any applicable notice and cure period, and shall be returned to Customer, together with any interest required, promptly after Customer provides replacement financial security acceptable under this Agreement or the financial security is otherwise required to be released under Article VI, Paragraph 11(c).

Except to the extent that the Bank has the unilateral right not to renew the Irrevocable Standby Letter of Credit for a successive Term, the Irrevocable Standby Letter of Credit to be issued in connection herewith shall have no provision for termination by the Bank or Customer.

Exhibit C-15

ATTACHMENT 4

EXHIBIT 1

(Irrevocable Standby Letter of Credit form)

***Standard Form 07-29-24

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

ISSUING BANK:

NAME:

(the “Issuing Bank” or “we”, “us”, or “our”)

ADDRESS:
ATTN:
EMAIL:
PHONE:

BENEFICIARY:		APPLICANT:

NAME:	***	NAME:
(the “Applicant”)
(the “Beneficiary” or “you”)		ADDRESS:
ADDRESS:	***
ATTN:	***	ATTN:
EMAIL:	***	EMAIL:
PHONE:	***	PHONE:

At the request of and for the account of Applicant, we, the Issuing Bank, hereby establish in favor of you, the Beneficiary, this Irrevocable Standby Letter of Credit number ________ (this “Letter of Credit”) whereby, subject to the terms and conditions contained herein, only the Beneficiary is hereby authorized to draw on us, by its draft or drafts at sight for an aggregate amount up to but not exceeding US$ ____________________ (the “Face Amount”).

This Letter of Credit is irrevocable and is established as a performance security pursuant to that certain [_______________________] Agreement, dated as of [_______], by and between *** and _________________________, as the same may from time to time be amended, restated, amended and restated, supplemented, or otherwise modified (the “Agreement”).

The term “Beneficiary” includes any successor by operation of law of the named beneficiary, including, without limitation, any liquidator, rehabilitator, receiver or conservator. This Letter of Credit is transferable more than one time in whole but not in part in favor of any party (“Transferee”) whom the Beneficiary certifies has succeeded to the Beneficiary’s right, title and interest in and to the Agreement and all exhibits thereto. At the time of any such transfer, the original Standby Letter of Credit and original amendments, if any, must be surrendered to us, together with our letter of credit transfer instructions in substantially the form of Exhibit C attached hereto, duly completed and executed, at which time we will promptly transfer this Letter of Credit in accordance with your transfer instructions substantially in the form of Exhibit C attached hereto.

Exhibit C-16

The fees with respect to any such transfers shall be for the Applicant’s account and the Applicant’s failure to pay any such transfer fee will not delay or impede any such transfer.

This Letter of Credit shall be effective as of __________________ (“Effective Date”) and shall expire at our counters at [enter address of bank] on the earliest to occur of (such earliest date, the “Expiration Date”):

(1)	the Scheduled Expiration Date;

(2)	the date we honor the last drawing available hereunder; and

(3)	the date this Letter of Credit is surrendered to us for cancellation by Beneficiary.

As used herein, “Scheduled Expiration Date” means [INSERT DATE]; provided however that the foregoing date shall be automatically extended without amendment for additional twelve (12) month periods from the foregoing date or any future extended date, unless at least ninety (90) days prior to the Scheduled Expiration Date then in effect (after giving effect to each automatic twelve-month period extension) we send notice in writing to you via hand delivery, certified mail, return receipt requested, or overnight courier at the above address, that we elect not to automatically extend this Letter of Credit for any additional period (a “Notice of Non-Renewal”).

On or before the Expiration Date of this Letter of Credit, you may draw on us hereunder only upon presentation of the documents required below, including a drawing certificate in the form of Exhibit B, and only in an amount permitted to be demanded under such drawing certificate and the Agreement; provided that, in no event shall the aggregate amount of all drawings under this Letter of Credit exceed the Face Amount.

Partial and multiple drawings are permitted.

Funds drawn under this Letter of Credit shall be immediately available to the Beneficiary and denominated in United States Dollars upon presentation to us of:

(1)	a sight draft drawn on us in the form of Exhibit A hereto (which is an integral part of this Letter of Credit) in the amount of such demand (which amount, together with the amounts of any previous sight draft presented hereunder, shall not exceed the Face Amount);

(2)	a drawing certificate in the form of Exhibit B hereto (which is an integral part of this Letter of Credit) duly executed and delivered by the Beneficiary’s authorized representative; and

(3)	this original Letter of Credit, plus any amendments hereto.

Presentation of any such sight draft and drawing certificate together with this original Letter of Credit and amendments hereto must be made at the aforementioned counters.

We hereby agree that any sight draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored by us upon delivery of the above specified drawing certificate and original Letter of Credit, if presented on or before the Expiration Date at our counters as specified above. In the event a drawing is made by you hereunder at or prior to 10:00 a.m. Dallas, Texas time during our regular business hours, on a Business Day, and provided that such drawing and documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made to you in the amount specified, in immediately available funds, at or before 3:00 p.m. Dallas, Texas time, on the second succeeding Business Day. Presentations for drawing may be delivered in person, by certified mail, or by express courier delivery.

Exhibit C-17

As stipulated herein, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If any drawing or the documentation presented in connection therewith, does not conform to the terms and conditions hereof, we will advise you of the same by telephone or facsimile and give the reasons for such non-conformance.

This Letter of Credit sets forth in full the terms of our undertaking. Notwithstanding the foregoing, the reference in this Letter of Credit to the Agreement is solely for purposes of determining the certifications required to be made in the Drawing Certificate attached as Exhibit B and the amount permitted to be demanded thereunder.

This Letter of Credit is issued subject to International Standby Practices (“ISP 98”), International Chamber of Commerce Publication No. 590 and to the extent not inconsistent therewith shall be governed by and construed in accordance with the laws of the State of New York. In the event of conflict between ISP 98 and the laws of the State of New York, ISP 98 will prevail.

Other than as provided herein, communications with respect to this Letter of Credit shall be in writing, shall specifically refer to Beneficiary and to our Irrevocable Standby Letter of Credit number [______], and shall be addressed to Beneficiary, Applicant and Issuing Bank (as applicable) at their respective addresses first set forth above.

For and on behalf of
[Insert Bank Name, City, State]

Authorized Signature	Authorized Signature

Name:	Name:
Title:	Title:

Exhibit C-18

EXHIBIT “A”

SIGHT DRAFT

To:	[Bank Name]
[Address]
[City, State, Zip]
Attention: _________________

RE:	Irrevocable Standby Letter of Credit Number ______________________ issued by ________________ to *** (“Letter of Credit”)

At sight pay to the order of ***, the sum of __________________U.S. Dollars (USD __________________)

In witness whereof, *** through its authorized representative has executed and delivered this Sight Draft this __________________ day of __________________, 20__.

*** By:
Name:
Title:

Exhibit C-19

EXHIBIT ‘B’

DRAWING CERTIFICATE

To:	[Bank Name]
[Address]
[City, State, Zip]
Attention: _________________

RE:	Irrevocable Standby Letter of Credit Number _______________ issued by ____________ to *** (“Letter of Credit”; capitalized terms used but not defined in this Drawing Certificate have the meanings ascribed to them in the Letter of Credit)

This is a drawing certificate under the above-mentioned Letter of Credit.

I, __________________ , an authorized representative of ***, do hereby certify that:

[Choose only one of the following]

(1)	Applicant is obligated to pay Beneficiary an amount that is due and payable under the Agreement, Beneficiary has provided any written notice required under the Agreement, Applicant has failed to pay such amount within the applicable cure period, and the amount demanded does not exceed the amount then due and unpaid.

(2)	Applicant has failed to maintain, replace, or provide financial security as required under the Agreement, Beneficiary has provided any written notice required under the Agreement, Applicant has failed to cure such failure within the applicable cure period, and the amount demanded will be held by Beneficiary solely as replacement cash collateral securing Applicant’s payment obligations under the Agreement.

In accordance with the terms of the Agreement, *** is entitled to and hereby demands USD $ __________________, such amount to be paid to *** by wire transfer in immediately available funds to: (insert wire instructions) _____. Beneficiary further certifies that the amount demanded does not exceed the amount Beneficiary is entitled to draw under the Agreement.

In witness whereof, *** through its authorized representative has executed and delivered this drawing certificate this _________________________ day of _________________________, 20__.

*** By:
Name:
Title:

Exhibit C-20

EXHIBIT “C”

LETTER OF CREDIT TRANSFER INSTRUCTIONS

To:	[Bank Name]
[Address]
[City, State, Zip]
Attention: _____________________

RE:	Irrevocable Standby Letter of Credit Number ________________ issued by ________________ to *** (“Letter of Credit”; capitalized terms used but not defined in these Letter of Credit Transfer Instructions have the meanings ascribed to them in the Letter of Credit)

Ladies and Gentlemen:

For value received, the undersigned Beneficiary hereby irrevocably transfers to:

(Name of transferee)

(Address)

(“Transferee”) all rights of Beneficiary to draw under the above Letter of Credit and Transferee shall have sole rights as Beneficiary thereof, including without limitation sole rights relating to any amendments thereto, whether increases or extensions or other amendments and whether now existing or hereafter made. In connection with the foregoing, Beneficiary hereby irrevocably agrees and instructs you (a) that Beneficiary does not retain any right to refuse to allow you to advise to Transferee any amendment to the Letter of Credit, (b) that all future amendments to the Letter of Credit are to be advised directly to Transferee without necessity of any consent of or notice to Beneficiary, and (c) that there will be no substitution of Beneficiary’s draft(s) and/or other documents for those presented to you by Transferee.

In connection with the foregoing, Beneficiary hereby certifies that Transferee has succeeded to Beneficiary’s right, title and interest in and to the Agreement (including, without limitation, all exhibits thereto).

We enclose herewith the original Letter of Credit (and all original amendments thereto dated on or prior to the date of these transfer instructions) and, together with Transferee, request that you transfer the Letter of Credit to Transferee by reissuing the Letter of Credit in favor of Transferee with provisions consistent with the Letter of Credit.

In witness whereof, the parties below through their authorized representatives have executed and delivered these letter of credit transfer instructions in duplicate originals, each of which shall constitute and be an original document effective between the parties.

Exhibit C-21

*** By:
Name:
Title:
Date:

Signature Must Be Medallion Guaranteed

(Medallion Signature Guarantee Stamp)

(Medallion Signature Guarantee Stamp can only be obtained from a commercial bank. NOTARY PUBLIC WILL NOT BE SUFFICIENT TO GUARANTEE SIGNATURE)

By:
Name:
Title:
Date:

Exhibit C-22

ATTACHMENT 5

EXHIBIT 1

DISTRIBUTION LINE EASEMENT

PT #:
District:
WO #:
ER #:

EASEMENT AND RIGHT OF WAY

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ________	§

That ______________________________________, a ________ (insert company information) ____________, hereinafter called “Grantor,” whether one or more, for and in consideration of Ten Dollars ($10.00) and other valuable consideration to Grantor in hand paid by ***, a Delaware limited liability company, 1616 Woodall Rodgers Freeway, Dallas, Texas 75202-1234, hereinafter referred to as “Grantee,” has granted, sold and conveyed and by these presents does grant, sell and convey unto said Grantee, its successors and assigns, an easement and right-of-way for overhead and/or underground electric supply and communications facilities, consisting of a variable number of wires and cables, supporting structures, surface mounted equipment, conduits and all necessary or desirable appurtenances over, under, through, across and upon Grantor’s land described as follows:

SEE EXHIBIT “A” (ATTACHED).

Grantor recognizes that the general course of said lines, or the metes and bounds as described above, is based on preliminary surveys only, and Grantor hereby agrees that the easement and right-of-way and its general dimensions hereby granted shall apply to the actual location of said lines when constructed.

Together with the right of ingress and egress along and upon said easement and right-of-way and over and across Grantor’s adjoining properties for the purpose of and with the right to construct, maintain, operate, repair, remove, replace, reconstruct, abandon in place, and to change the size and capacity of said facilities; the right to relocate said facilities in the same relative direction of said facilities; the right to relocate said facilities in the same relative position to any adjacent road if and as such is widened in the future; the right to lease wire space for the purpose of permitting others to string or lay wire or cable along said facilities; the right to prevent excavation within the easement area; the right to prevent construction of, within the easement area, any and all buildings, structures or other obstructions which, in the sole judgment of Grantee, may endanger or interfere with the efficiency, safety, and/or convenient operation of said facilities and their appurtenances and the right to trim or remove trees or shrubbery within, but not limited to, said easement area, including by use of herbicides or other similar chemicals approved by the U.S. Environmental Protection Agency, to the extent in the sole judgment of Grantee, as may be necessary to prevent possible interference with the operation of said facilities or to remove possible hazard thereto. Grantor shall not make changes in grade, elevation or contour of the land or impound water within the easement area as described above without prior written consent of Grantee.

Exhibit C-23

Grantor reserves the right to use the land within the above-described easement area for purposes not inconsistent with Grantee’s use of such property, provided such use shall not, in the sole judgment of Grantee, interfere with the exercise by Grantee of the rights hereby granted.

TO HAVE AND TO HOLD the above described easement and right-of-way unto the said Grantee, its successors and assigns, until all of said electric lines and facilities shall be abandoned, and in that event said easement and right-of-way shall cease and all rights herein granted shall terminate and revert to Grantor or Grantor’s heirs, successors or assigns, and legal representatives, and Grantor hereby binds Grantor and Grantor’s heirs, successors, assigns, and legal representatives, to warrant and forever defend the above described easement and right-of-way unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

EXECUTED this ___________ day of ________________________, 20___.

Grantor:

By:
Printed Name:
Title:

Acknowledgement

STATE OF__________	§
§
COUNTY OF ________	§

BEFORE ME, the undersigned authority, on this day personally appeared _______________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same as the act and deed of _______________, as the _____________ thereof, for the purposes and consideration therein expressed, in the capacity therein stated and that he/she is authorized to do so.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this ________________ day of ____________________, A.D. 20___.

Notary Public in and for the State of ______

Exhibit C-24

ATTACHMENT 5

EXHIBIT 2

TRANSMISSION LINE EASEMENT

Line:
E-
WA #:

EASEMENT AND RIGHT OF WAY

TRACT _________

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ________	§

That ________________, hereinafter called “Grantor,” whether one or more, for and in consideration of Ten and no/100 Dollars ($10.00) and other valuable consideration to Grantor in hand paid by _____________________, hereinafter referred to as “Grantee”, has granted, sold and conveyed and by these presents does grant, sell and convey unto said Grantee, its successors and assigns, an easement and right-of-way for electric power and communications lines, each consisting of variable number of wires and cables, and all necessary or desirable appurtenances including supporting structures, foundations, guy wires and guy anchorages (the “Facilities”) over, under, across and upon all that certain tract(s) of land located in _________________ County, Texas, more particularly described in Exhibits A and B, attached hereto and made part hereof, and by its conveyance of this easement and right-of-way, Grantor consents to the route as described on the exhibits attached hereto.

Together with: (1) the right of ingress and egress over and along the easement and right-of-way and over Grantor’s adjacent lands to or from the easement and right-of-way, for the purpose of and with the right to construct, operate, improve, reconstruct, replace, repair, inspect, patrol, maintain and add or remove such electric power and communications lines or other Facilities as the Grantee may from time to time find necessary, convenient or desirable to erect thereon during the initial construction of the Facilities or at any time thereafter; (2) the right to install gates in all existing and future fences crossing the easement and right-of-way, provided such gates will be installed in a manner that will not weaken such fences; (3) the right to relocate its facilities along the same general direction of said lines; (4) the right to trim and cut down trees and shrubbery on the easement and right-of-way, including by use of herbicides or other similar chemicals approved by the U. S. Environmental Protection Agency, to the extent, in the sole judgment of the Grantee, necessary to prevent possible interference with the operation of said lines or to remove possible hazard thereto; and (5) the right to remove at Grantor’s expense or to prevent the construction on the easement and right-of-way of any or all buildings, structures and obstructions.

Grantor shall not make or cause any changes in grade, elevation, or contour of the land (except those activities, excluding terracing, associated with normal agricultural activities) within the easement and right-of-way described herein without first providing advance notice and obtaining prior written consent to do so from Grantee. If written consent is not obtained prior to any action by Grantor that causes any changes in grade, elevation, or contour of the land within the easement and right-of-way, Grantor shall, upon demand from Grantee, at Grantor’s expense, restore the easement and right-of-way to its previously existing condition, or reimburse Grantee fully for the cost of adjusting its Facilities as necessary to accommodate the change in grade, elevation, or contour of the land within the easement and right-of-way in the event Grantor fails to promptly restore the grade, elevation, or contour to its previously existing condition.

Exhibit C-25

Grantor shall not perform any excavations, trenching, or other soil disturbing activities (except those activities, excluding terracing, associated with normal agricultural activities) that, in the sole judgment of Grantee, will endanger the integrity of the supporting structures and/or foundations or other Facilities, as applicable, or perform any other activities that may, in the sole judgment of Grantee, remove, reduce, or adversely affect or impact the lateral support of the supporting structures and/or foundations or other Facilities, as applicable, without first providing advance notice and obtaining prior written consent to do so from Grantee. If prior written consent is not obtained by Grantor prior to performing any excavation, trenching or other soil disturbing activity that endangers the integrity of the supporting structures or foundations or other Facilities, as applicable, Grantor shall, upon demand from Grantee, at Grantor’s expense, restore the easement and right-of-way to its previously existing condition, or reimburse Grantee fully for the cost of adjusting its Facilities as necessary to accommodate the excavation, trenching, or soil disturbing activity in the event Grantor fails to promptly restore the easement and right-of-way to its previously existing condition or cannot do so.

Grantor reserves the right to use the easement and right of way area provided such use shall not include the growing of trees thereon or any other use that might, in the sole judgment of the Grantee, interfere with the exercise by the Grantee of the rights hereby granted. Grantor further reserves the right to lay out, dedicate, construct, maintain and use across said strip such roads, streets, alleys, railroad tracks, underground telephone cables and conduits and gas, water and sewer pipe lines as will not interfere with Grantee’s use of said land for the purpose aforesaid, provided all such facilities shall be located at angles of not less than 45 degrees to any of Grantee’s lines, and shall be so constructed as to provide with respect to Grantee’s Facilities the minimum clearances provided by law and recognized as standard in the electrical industry, as same may change from time to time. Grantor also reserves the right to erect fences not more than 8 feet high across said land, provided all such fences shall have gates, openings, or removable sections at least 16 feet wide which will permit Grantee reasonable access to all parts of said land. Should Grantee later determine that a width greater than 16 feet is necessary, then Grantee shall have the right granted above to install additional or wider gates at its sole discretion, but the installation of such additional or wider gates shall be at the sole expense of Grantee.

Grantor retains all right, title, and interest in and to all oil, gas, and other minerals (whether by law classified as part of the mineral estate or the surface estate) and groundwater in, on, and under the strip or land described herein; provided, however, that Grantor shall not be permitted to drill for oil, gas, and other minerals, and groundwater from and under said strip of land but Grantor may extract oil, gas, and other minerals, and groundwater from and under said strip of land by directional drilling, mining, or other means, so long as Grantee’s use of said strip is not disturbed, which use shall include the right of Grantee to physical and/or lateral support for the Facilities, as well as the right that the Facilities shall not be endangered, obstructed, or interfered with by such operations.

In addition to the consideration above recited for the easement and right-of-way hereby granted, the Grantee will pay to the owner of the land, and, if leased, to his tenant, as they may be respectively entitled for actual damages to fences and growing crops and improvements located on the easement and right-of-way caused by reason of the construction, maintenance, addition or removal of said lines; provided, however, that no such payment will be made for trimming or removal of trees growing on the easement and right-of-way, nor for removal of buildings, structures, or obstructions erected upon the easement and right-of-way after granting of this easement and right-of-way.

Exhibit C-26

TO HAVE AND TO HOLD the above described easement and right-of-way unto the said Grantee, its successors and assigns, until all of said lines and other Facilities shall be abandoned, and in that event said easement and right-of-way shall cease and all rights herein granted shall terminate and revert to Grantor or Grantor’s heirs, successors or assigns; and Grantor hereby binds Grantor and Grantor’s heirs, successors, assigns, and legal representatives, to warrant and forever defend the above described easement and right-of-way unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof. This easement may be assigned in whole or in part.

EXECUTED this _______________day of _______________2022.

GRANTOR:

Signature

Printed Name

ACKNOWLEDGEMENT

(Single Acknowledgement)

STATE OF TEXAS	§
§
COUNTY OF ________	§

BEFORE ME, the undersigned authority, on this day personally appeared _______________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this ________ day of _________________, A.D. 2022.

Notary Public in and for the State of Texas

EXECUTED this ______________ day of ________________________2022.

GRANTEE:

***

a Delaware limited liability company

By:
Name:
Title:	Attorney-in-Fact

STATE OF TEXAS	§
§
COUNTY OF TARRANT	§

BEFORE ME, the undersigned authority, on this day personally appeared Jill L Alvarez as the Attorney-in-Fact of *** a Delaware limited liability company, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated and he/she is authorized to do so.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this ___day of ___________, A. D. 2022.

Notary Public in and for the State of Texas

After recording, return to:

*** Transmission ROW Department

Attn: Laura DeLaPaz

777 Main St., Suite 707

Fort Worth, Texas 76102

Exhibit C-27

ATTACHMENT 5

EXHIBIT 3

ELECTRIC POWER STATION EASEMENT

Line:
E-
WA #:

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF __________	§

That ___________________________________________________________, hereinafter called “Grantor,” whether one or more, for and in consideration of Ten and no/100 Dollars ($10.00) and other valuable consideration to Grantor in hand paid by___________________________________________________________, hereinafter referred to as “Grantee” has granted, sold and conveyed and by these presents does grant, sell and convey unto said Grantee, its successors and assigns, an exclusive perpetual easement and right of way for an electric power station and electric power lines, communication lines and associated facilities (collectively, the “Facilities”), consisting of structures made of steel, concrete and or wood, concrete foundations, wires, cables, transformers, switches, circuit breakers, control house and/or relay and battery all weather enclosures, yard surfacing, fencing and all other necessary and/or desirable materials, equipment and appurtenances over, under, across and upon that certain tract of land located in _____________ County, Texas, sometimes referred to hereinafter as the “Easement Area”, and more particularly described as follows:

SEE Exhibit “A”, Metes & Bounds Description and Exhibit “B”, Survey attached hereto and made a part hereof.

Together with the right of ingress and egress over, across, throughout and along the Easement Area and, to the extent reasonably necessary, over Grantor’s adjacent lands to or from the Easement Area, for the purpose of and with the right to construct, operate, improve, reconstruct, repair, inspect, patrol, maintain, modify and remove Facilities within such Easement Area as the Grantee may from time to time find necessary, convenient or desirable; the right to install fencing of any type and enclose the Easement Area and to have exclusive possession of the surface and subsurface thereof (said possession of the subsurface being to the extent and depth as may be necessary for the installation, operation, maintenance, and replacement of underground foundations, cables, grids and all other necessary and/or desirable Facilities, but in no event shall such subsurface rights extend below one hundred (100) feet beneath the surface of the Easement Area); the right to install gates within said fencing and in all existing and future fences within the Easement Area; the right to relocate Facilities within the Easement Area; the right to remove or thereafter prevent the growth of trees, limbs, branches or surface brush or vegetation within the Easement Area, including by use of herbicides or other similar chemicals approved by the U. S. Environmental Protection Agency, to the extent, in the sole judgment of the Grantee, necessary to prevent possible interference with the operation of the Facilities and their respective appurtenances or to remove possible hazard thereto; and the right to remove at Grantor’s expense or to prevent the construction on the Easement Area of any or all Grantor or third party buildings, structures and obstructions. Grantor, and its successors, representatives, agents, and contractors shall not enter the Easement Area.

Exhibit C-28

Grantor reserves from this conveyance and retains all oil, gas, and other surface and subsurface mineral rights and interests in and under the Easement Area, or that may be produced from the Easement Area, PROVIDED, HOWEVER, that Grantor shall not have the right to produce, drill for, or mine such minerals on or from the surface of the Easement Area or within 100 feet below the surface of the Easement Area.

This grant of easement and right-of-way can only be terminated by Grantee, and it is understood that by this grant of easement and right-of-way Grantee is granted the exclusive right to use the Easement Area for the above purpose noted, and Grantor, by these presents and for the consideration stated, relinquishes all of Grantor’s rights to (i) use the Easement Area for any surface or subsurface activities at depths equal to or less than one hundred (100) feet beneath the surface of the Easement Area or (ii) to grant to others any easements, licenses, leases or other rights hereafter with respect to the Easement Area, without first obtaining the express written consent of Grantee, unless such grant expressly excludes the right to use or occupy the Easement Area and all depths equal to or less than one hundred (100) feet beneath the surface of the Easement Area.

In addition to the consideration above recited for the electric power station easement hereby granted, Grantee will pay to the owner of the land, and, if leased, to his tenant, as they may be respectively entitled, actual damages to fences and growing crops and improvements located outside the Easement Area on Grantor’s adjacent lands caused by reason of the construction, operation, maintenance, repair, reconstruction or removal of said electric power station provided, however, Grantee shall not be required to pay for trimming or removal of vegetation and removal of any improvements located within the Easement Area, or any trees, limbs, branches or surface brush, crops and vegetation as may in any way or to any extent now or forever interfere with the efficiency, safety and/or convenient operation of said electric power station and access thereto.

Grantor has executed a Road Access and Utility Easement to Grantee of even date herewith for Grantee’s access to and from the Easement Area.

TO HAVE AND TO HOLD the above described easement and right of way unto the said Grantee, its successors and assigns, until all of said Facilities shall be removed or upon Grantee’s written notification that the easement is terminated, and in that event this Electric Power Station Easement shall cease and all rights herein granted shall terminate and revert to Grantor or Grantor’s heirs, successors or assigns; and Grantor hereby binds himself, his heirs, successors, assigns, and legal representatives, to warrant and forever defend the above described Electric Power Station Easement unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof. This Electric Power Station Easement may be assigned by Grantee in whole or in part.

Exhibit C-29

EXECUTED this__________ day of_____________________ 2022.

GRANTOR:

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF_____________	§

BEFORE ME, the undersigned authority, on this day personally appeared __________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated and he/she is authorized to do so.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this ____ day of ____________ , A. D. 2022.

Notary Public in and for the State of Texas

EXECUTED this __________day of _____________________2022.

GRANTEE:

***

a Delaware limited liability company

By:
Name:
Title:	Attorney-in-Fact

Exhibit C-30

STATE OF TEXAS	§
§
COUNTY OF TARRANT	§

BEFORE ME, the undersigned authority, on this day personally appeared Jill L Alvarez as the Attorney-in-Fact of *** a Delaware limited liability company, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated and he/she is authorized to do so.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this____ day of ________________, A. D. 2022.

Notary Public in and for the State of Texas

AFTER RECORDING RETURN TO:

*** Transmission ROW Department

Attn: Laura DeLaPaz

777 Main St., Suite 707

Fort Worth, Texas 76102

Exhibit C-31

Exhibit “A”

Metes and Bounds

Exhibit C-32

EXHIBIT “B”

Boundary Survey

Exhibit C-33

ATTACHMENT 5

EXHIBIT 4

ROAD ACCESS AND UTILITY EASEMENT

Line:
E-
WA #:

PERMANENT ROAD EASEMENT

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ____________	§

That_______________, hereinafter called “Grantor,” whether one or more, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) and other valuable consideration to Grantor in hand paid______________________________, hereinafter referred to as “Grantee,” has granted, sold and conveyed and by these presents does grant, sell and convey unto said Grantee, its successors and assigns, an easement and right of way for ingress and egress over, across and upon that certain tract of land located in_______County, Texas, more particularly described as follows:

SEE EXHIBITS “A” & “B”, Metes & Bounds Description and Survey, attached hereto and made a part hereof.

Grantee shall have the right to construct, maintain and repair a road within the easement, including the right to grade, improve with rock, gravel or similar material, and the right to trim and remove vegetation in order to maintain such road. The road shall not exceed _____feet in width. Grantee shall have the right to install gates in all existing and future fences crossing the easement and to install metal and concrete culverts in natural drainageways where necessary within the easement.

Said Easement and Right of Way shall be for an access road for use by Grantee, its successors and assigns, and their contractors, licensees, agents and employees and for passage of their vehicles and equipment and for construction and maintenance of an electric transmission and/or distribution line and/or power station which runs across Grantor’s property in Ector County, Texas.

Grantor reserves the right to use the easement and right-of-way, provided such use shall not include the growing of trees thereon or any other use that may, in the reasonable judgment of the Grantee, interfere with the exercise by the Grantee of the rights hereby granted to it.

TO HAVE AND TO HOLD the above described road easement and right-of-way unto the said Grantee, its successors and assigns, until the road shall be abandoned, and in that event said road easement and right-of-way shall cease and all rights herein granted shall terminate and revert to Grantor or Grantor’s successors or assigns; and Grantor hereby binds itself, its successors, assigns, and legal representatives, to warrant and forever defend the above described easement and right-of-way unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

Exhibit C-34

EXECUTED this_________day of__________________________2022.

GRANTOR:

Signature

Printed Name

STATE OF TEXAS	§
§
COUNTY OF ___________	§

BEFORE ME, the undersigned authority, on this day personally appeared______________________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this_______day of__________________, A.D. 2022.

Notary Public in and for the State of Texas

EXECUTED this _______day of_________________________2022.

Exhibit C-35

***
a Delaware limited liability company

By:
Name:
Title:	Attorney-in-Fact

STATE OF TEXAS	§
§
COUNTY OF TARRANT	§

BEFORE ME, the undersigned authority, on this day personally appeared Jill L Alvarez as the Attorney-in-Fact of *** a Delaware limited liability company, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated and he/she is authorized to do so.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this______day of______________, A. D. 2022.

AFTER RECORDING RETURN TO:

*** Transmission ROW Department

Attn: Laura DeLaPaz

777 Main St., Suite 707

Fort Worth, Texas 76102

Exhibit C-36

ATTACHMENT 5

EXHIBIT 5

SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF ____________	§

That_________________, a____________________(“Grantor”), for and in consideration of the sum of Ten and no/100 dollars ($10.00), and other valuable consideration to it in hand paid by______________________________, (“Grantee”), whose address is_______________________, the receipt and sufficiency of which are hereby acknowledged, has Granted, Sold and Conveyed, and by these presents does Grant, Sell and Convey unto said Grantee all that certain tract or parcel of land (the “Property”) situated in Section________, Block_____, Township________,__________Survey, Abstract No.____________, in______________County, Texas, more particularly described in Exhibits “A” and “B” attached hereto and made a part hereof for all purposes.

THIS CONVEYANCE IS EXPRESSLY MADE SUBJECT TO THE FOLLOWING: Easements, rights-of-way, and prescriptive rights, whether of record or not; all presently recorded restrictions, reservations, covenants, conditions, mineral severances, and other instruments, other than liens and conveyances, that affect the property; rights of adjoining owners in any walls and fences situated on a common boundary; any discrepancies, conflicts, or shortages in area or boundary lines; any encroachments or overlapping of improvements.

General real estate taxes for 20 having been prorated to the date of conveyance, Grantee assumes the responsibility for general real estate taxes and special assessments for 20 and subsequent years not yet due and payable, and any subsequent tax assessment due to a change in land usage or ownership or both.

Grantor expressly reserves and excepts from this conveyance to Grantee, for Grantor and Grantor’s heirs, successors and assigns, all of Grantor’s right, title and interest, in and to (i) all of the oil, gas and other minerals and (ii) all of the oil royalty, gas royalty and royalty in casinghead gas, gasoline and royalty in other minerals, in and under the Property, PROVIDED HOWEVER, that Grantor shall not have the right to produce, drill for or mine such minerals on or from the surface of the Property, (the Mineral Estate Reservation).

TO HAVE AND TO HOLD, Grantor, for the consideration and subject to the above stated exceptions and reservations from conveyance, including but not limited to the Mineral Estate Reservation, grants, sells and conveys to Grantee the Property, together with all and singular the rights and appurtenances thereto in any wise belonging, to have and hold it to Grantee, Grantee’s heirs, executors, administrators, successors, or assigns forever. Grantor binds Grantor and Grantor’s successors and assigns, to warrant and forever defend all and singular the Property to Grantee and Grantee’s heirs, executors, administrators, successors, and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, except as to the above stated exceptions, by, through or under Grantor but not otherwise.

Exhibit C-37

Executed this______________day of__________________________, 2022.

GRANTOR

By:
Name and Title

THE STATE OF__________	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF________	§

BEFORE ME, the undersigned authority, on this day personally appeared___________________, the_____________of ___________________known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated and he/she is authorized to do so.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this______________day of___________________, A. D. 2022.

Notary Public in and for the State of __________

AFTER RECORDING, PLEASE RETURN TO:

*** Transmission ROW Department

Attn: Laura DeLaPaz

777 Main St., Suite 707

Fort Worth, Texas 76102

Exhibit C-38

EXHIBIT “A”

LEGAL DESCRIPTION

Exhibit C-39

EXHIBIT “B”

SURVEY DRAWING

Exhibit C-40

ATTACHMENT 5

EXHIBIT 6

ELECTRIC METERING-COMMUNICATION FACILITY EASEMENT

Line:
E-
WA #:

ELECTRIC METERING-COMMUNICATION FACILITY EASEMENT

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ________	§

That__________________________________________________, hereinafter called “Grantor,” whether one or more, for and in consideration of Ten and no/100 Dollars ($10.00) and other valuable consideration to Grantor in hand paid by ______________, hereinafter referred to as “Grantee” has granted, sold and conveyed and by these presents does grant, sell and convey unto said Grantee, its successors and assigns, an exclusive perpetual easement and right of way for electric metering and communication equipment and communication tower, electric power lines, and associated facilities (collectively, the “Facilities”), consisting of structures made of steel, concrete and or wood, concrete foundations, wires, cables, conduits and/or relay and battery all weather enclosures, yard surfacing, fencing and all other necessary and/or desirable materials, equipment and appurtenances over, under, across and upon that certain tract of land located in____________County, Texas, sometimes referred to hereinafter as the “Easement Area”, and more particularly described as follows:

SEE Exhibit “A”, Metes & Bounds Description and Exhibit “B”, Survey attached hereto and made a part hereof.

Together with the right of ingress and egress over, across, throughout and along the Easement Area and, to the extent reasonably necessary, over Grantor’s adjacent lands to or from the Easement Area, for the purpose of and with the right to construct, operate, improve, reconstruct, repair, inspect, patrol, maintain, modify and remove Facilities within such Easement Area as the Grantee may from time to time find necessary, convenient or desirable; the right to install fencing of any type and enclose the Easement Area and to have exclusive possession of the surface and subsurface thereof (said possession of the subsurface being to the extent and depth as may be necessary for the installation, operation, maintenance, and replacement of underground foundations, cables, grids, conduits, and all other necessary and/or desirable Facilities, but in no event shall such subsurface rights extend below one hundred (100) feet beneath the surface of the Easement Area); the right to install gates within said fencing and in all existing and future fences within the Easement Area; the right to relocate Facilities within the Easement Area; the right to remove or thereafter prevent the growth of trees, limbs, branches or surface brush or vegetation within the Easement Area, including by use of herbicides or other similar chemicals approved by the U. S. Environmental Protection Agency, to the extent, in the sole judgment of the Grantee, necessary to prevent possible interference with the operation of the Facilities and their respective appurtenances or to remove possible hazard thereto; and the right to remove at Grantor’s expense or to prevent the construction on the Easement Area of any or all Grantor or third party buildings, structures and obstructions. Grantor, and its successors, representatives, agents, and contractors shall not enter the Easement Area.

Exhibit C-41

Grantor reserves from this conveyance and retains all oil, gas, and other surface and subsurface mineral rights and interests in and under the Easement Area, or that may be produced from the Easement Area, PROVIDED, HOWEVER, that Grantor shall not have the right to produce, drill for, or mine such minerals on or from the surface of the Easement Area or within 100 feet below the surface of the Easement Area.

This grant of easement and right-of-way can only be terminated by Grantee, and it is understood that by this grant of easement and right-of-way Grantee is granted the exclusive right to use the Easement Area for the above purpose noted, and Grantor, by these presents and for the consideration stated, relinquishes all of Grantor’s rights to (i) use the Easement Area for any surface or subsurface activities at depths equal to or less than one hundred (100) feet beneath the surface of the Easement Area or (ii) to grant to others any easements, licenses, leases or other rights hereafter with respect to the Easement Area, without first obtaining the express written consent of Grantee, unless such grant expressly excludes the right to use or occupy the Easement Area and all depths equal to or less than one hundred (100) feet beneath the surface of the Easement Area.

In addition to the consideration above recited for the electric metering-communication facility easement hereby granted, Grantee will pay to the owner of the land, and, if leased, to his tenant, as they may be respectively entitled, actual damages to fences and growing crops and improvements located outside the Easement Area on Grantor’s adjacent lands caused by reason of the construction, operation, maintenance, repair, reconstruction or removal of said electric metering-communication facility provided, however, Grantee shall not be required to pay for trimming or removal of vegetation and removal of any improvements located within the Easement Area, or any trees, limbs, branches or surface brush, crops and vegetation as may in any way or to any extent now or forever interfere with the efficiency, safety and/or convenient operation of said electric metering-communication facility and access thereto.

Grantor has executed a Road Access and Utility Easement to Grantee of even date herewith for Grantee’s access to and from the Easement Area.

TO HAVE AND TO HOLD the above described easement and right of way unto the said Grantee, its successors and assigns, until all of said Facilities shall be removed or upon Grantee’s written notification that the easement is terminated, and in that event this Electric Metering-Communication Facility Easement shall cease and all rights herein granted shall terminate and revert to Grantor or Grantor’s heirs, successors or assigns; and Grantor hereby binds himself, his heirs, successors, assigns, and legal representatives, to warrant and forever defend the above described Electric Metering-Communication Facility Easement unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof. This Electric Metering-Communication Facility Easement may be assigned by Grantee in whole or in part.

Exhibit C-42

EXECUTED this________day of__________________2022.

GRANTOR:

STATE OF TEXAS	§
§
COUNTY OF ___________	§

BEFORE ME, the undersigned authority, on this day personally appeared___________________________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and that he/she was authorized to do so.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this______day of____________, 2022.

Notary Public in and for the State of Texas

AFTER RECORDING RETURN TO:

*** Transmission ROW Department

Attn: Laura DeLaPaz

777 Main St., Suite 707

Fort Worth, Texas 76102

Exhibit C-43

Exhibit “A”

Metes and Bounds

Exhibit C-44

EXHIBIT “B”

Boundary Survey

Exhibit C-45

Exhibit D

Form of *** Purchase Agreement

[See attached.]

Exhibit D-1

Exhibit D-2

Exhibit D-3

Exhibit D-4

Exhibit D-5

Exhibit D-6

Exhibit D-7

Exhibit D-8

Exhibit D-9

Exhibit D-10

Exhibit D-11

Exhibit D-12

Exhibit D-13

Exhibit D-14

Exhibit D-15

Exhibit D-16

Exhibit D-17

EXHIBIT A: CONTRACT CONCERNING APPX. 25.0 ACRES FROM MCAD GEO ID 00325-00058-00060 LEGAL DESCRIPTION OF THE 25-ACRE OPTION

***

Exhibit D-18

EXHIBIT B: CONTRACT CONCERNING APPX. 25.0 ACRES FROM MCAD GEO ID 00325-00058-00060

Additional Special Provisions:

Seller’s obligation to close is conditioned upon receipt of consent from its lenders holding a security interest in the property, to the extent required.

Exhibit D-19

Exhibit E

Acceptable Letter of Credit

Purchaser shall cause an Acceptable Letter of Credit to be furnished to Seller at Closing. Thereafter, Purchaser shall cause to be maintained, at all times until the earlier of (A) the 92nd day (or, if later, the first day following the expiration of any applicable preference period under the United States Bankruptcy Code) following the Release Date and (B) the date on which an Acceptable Parent Guaranty is delivered to Seller in accordance with Section 3.02, such Acceptable Letter of Credit or other Acceptable Letter(s) of Credit, in each case, in an aggregate amount equal to the then-unpaid Deferred Payment. If at any time the issuer of any Acceptable Letter of Credit ceases to be a Qualified Bank, Purchaser shall, within thirty (30) days after the earlier of (A) Purchaser having actual knowledge thereof and (B) Purchaser having been provided with written notice thereof by Seller, cause such Acceptable Letter of Credit to be replaced with an Acceptable Letter of Credit in the same amount (but in no event, together with all other Acceptable Letters of Credit, less than the Deferred Payment) as the letter of credit being replaced. Each Acceptable Letter of Credit shall be drawable by Seller under the following circumstances (each, a “Draw Event”) (w) if the Company is in default or breach of the Property B FEA beyond any applicable grace or notice and cure period thereunder, (x) at any time after the fifth Business Day following the Release Date, if Purchaser has not paid the Deferred Payment in full, (y) at any time after the commencement of a bankruptcy or other insolvency proceeding in respect of Purchaser, the appointment of a receiver in respect of Purchaser or a material portion of its assets, or an assignment by Purchaser for the benefit of its creditors, or (z) during the twenty (20) Business Day period before its stated expiration if it has not been renewed, replaced or extended with an Acceptable Letter of Credit. Any amount received from a draw under an Acceptable Letter of Credit prior to the Release Date pursuant to the foregoing clause (z) shall be held by Seller as security for Purchaser’s obligation to pay the Deferred Payment (and Purchaser hereby grants a security interest in and pledges to Seller any such amount as security as aforesaid), and shall be applied to the Deferred Payment when the same is otherwise due and payable.

Each Acceptable Letter of Credit shall be on the issuing bank’s customary form, subject to such reasonable modifications as the issuing bank may require and Seller may reasonably request (in each case, such agreement or consent not to be unreasonably withheld, conditioned or delayed), and shall (i) be issued by a Qualified Bank, (ii) be payable in U.S. dollars in immediately available funds, (iii) have an expiry date at least one year from the date of issuance and provide that such letter of credit may be drawn commencing twenty (20) Business Days prior to the expiration thereof unless renewed, replaced or extended prior thereto, (iv) entitle the beneficiary thereof to assign its interest therein in connection with a permitted assignment of the right to receive the Deferred Payment without the consent of Purchaser or the issuer of such letter of credit, and require the issuer of such letter of credit, after the date of any such transfer and upon the request of such transferee, to issue a new letter of credit in favor of such transferee in exchange for such issuer being released from its obligations under the letter of credit in favor of the transferor, (v) be governed by the International Standby Practices 1998, ICC Publication No. 590 (“ISP98”), and, to the extent not addressed by ISP98, New York law, (vi) contain the letter of credit issuer’s agreement that, if an event of “force majeure” shall occur, the expiration date of the letter of credit shall be extended to a date that is at least thirty (30) days following the time the force majeure ceases to exist, (vii) be drawable by the beneficiary thereof at an accessible location in the State of New York or the State of Texas during regular business hours on any Business Day and (viii) otherwise be in form and substance reasonably acceptable to Seller. Seller and Purchaser shall agree on the form of the letter of credit during the Due Diligence Period.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns, and, if Moody’s Investors Service, Inc. and its successors and assigns no longer issues securities ratings, the term “Moody’s” shall include, at the option of Seller, any other Person that issues internationally accepted securities ratings designated by Seller in a written notice to Purchaser and reasonably acceptable to Purchaser, and, upon the inclusion in this definition of such other Person, each reference herein to a rating issued by Moody’s shall be deemed automatically replaced with a reference to the comparable rating issued by such Person.

“Qualified Bank” means a commercial bank or other financial institution reasonably acceptable to Seller having, at the time of issuance of the applicable Acceptable Letter of Credit, a long-term unsecured debt rating of at least A+ by S&P or A1 by Moody’s.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors and assigns and, if Standard & Poor’s Ratings Group and its successors and assigns no longer issues securities ratings, the term “S&P” shall include, at the option of Seller, any other Person that issues internationally accepted securities ratings designated by Seller in a written notice to Purchaser and reasonably acceptable to Purchaser, and, upon the inclusion in this definition of such other Person, each reference herein to a rating issued by S&P shall be deemed automatically replaced with a reference to the comparable rating issued by such Person.

Exhibit E-1

Exhibit F

Intentionally Omitted

Exhibit F-1

Exhibit G

Form of Assignment and Assumption of Membership Interests

ASSIGNMENT AND ASSUMPTION OF SUBJECT INTERESTS

This ASSIGNMENT AND ASSUMPTION OF SUBJECT INTERESTS (this “Assignment”) is made as of [●], 2026 (the “Effective Date”) by and between *** (together with its successors and permitted assigns, “Assignor”), and AIB Data Centers, Inc., a Delaware corporation (together with its successors and permitted assigns, “Assignee”).

W I T N E S S E T H :

WHEREAS, Assignor is the sole Member (as defined in the LLC Agreement (as defined below)) and owns 100% of the limited liability company interests (such interests, the “Subject Interest”) in and to ***, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is governed pursuant to that certain Certificate of Formation filed with the Secretary of State of the State of Delaware on April 28, 2026 and that certain Limited Liability Company Agreement dated as of April 28, 2026 (the “LLC Agreement”) made by Assignor; and

WHEREAS, Assignor and Assignee entered into that certain Membership Interest Purchase Agreement, dated as of [●], 2026 (the “Purchase Agreement”), for the sale by Assignor to Assignee of 100% of the Subject Interest.

NOW, THEREFORE, in consideration of the premises and the mutual promises, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Definitions. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the LLC Agreement.

2. Transfer of the Subject Interest. Assignor hereby assigns and transfers to Assignee, and Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest in and to the Subject Interest, and Assignee hereby assumes all obligations relating to the Subject Interest that first arise or accrue from and after the Effective Date and agrees to be bound by the terms and conditions of the LLC Agreement.

3. Post-Assignment. As of the Effective Date, Assignor shall cease to be a Member of the Company, and Assignee shall be a Member of the Company and owner of the Subject Interest.

4. No Representations. Other than any representations and warranties expressly set forth in the Purchase Agreement, this Assignment is made without any representations or warranties, express or implied.

5. Indemnification. Assignor shall indemnify and hold harmless Assignee and the Company from and against any and all actual losses arising from any liability of the Company attributable to any period prior to the Effective Date, other than obligations under the Contracts first arising from and after the Effective Date. Assignee and the Company shall indemnify and hold harmless Assignor from and against any and all actual losses arising from any liability of the Company attributable to any period from and after the Effective Date. The foregoing indemnification obligations shall survive Closing, shall be subject to the terms and limitations of the Purchase Agreement and shall not permit any duplicative recovery.

6. Further Assurances. Assignor and Assignee shall execute such other documents and take such other actions as may be reasonably necessary or appropriate to effectuate the transactions contemplated by this Assignment.

7. Counterparts. This Assignment may be executed in any number of counterparts with the same effect as if all the parties signed the same document and may be executed by signatures transmitted by .PDF or other electronic means, and such .PDF or other electronic execution will have the full force and effect of an original signature. All fully executed counterparts, whether original executions or .PDF executions or other electronic executions or a combination, shall be construed together and shall constitute one and the same agreement. It is also agreed that photocopies of executions of this Assignment, whether of original executions or .PDF executions or other electronic executions, have the same effect as and no distinction from the executions of which they are copies.

8. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

[The remainder of this page is intentionally blank.]

Exhibit G-1

IN WITNESS WHEREOF, the parties hereto have executed this Assignment effective as of the Effective Date first above written.

ASSIGNOR:

***

By:
Name:	***
Title:	Authorized Signatory

ASSIGNEE:

AIB Data Centers, Inc.,
a Delaware corporation

By:
Name:
Title:

Exhibit G-2

Exhibit H

Form of Holdback Escrow Agreement

[See attached.]

Exhibit H-1

HOLDBACK ESCROW AGREEMENT

Escrow File No. 3020-1300913A

THIS HOLDBACK ESCROW AGREEMENT (this “Agreement”) is made this ____day of August, 2026 (the “Effective Date”) by and among *** (“Seller”), and AIB Data Centers, Inc. (“Purchaser”), and First American Title Insurance Company, a Nebraska corporation, as escrow agent (“Escrow Agent”).

RECITALS:

A. WHEREAS, Seller and Purchaser entered into that certain Membership Interest Purchase Agreement, dated as of the date hereof (as amended, collectively, the “MIPA”), in respect to the property identified in that certain ALTA Commitment for Title Insurance issued under File No. 3020-1300913A (the “Property”). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in the MIPA.

B. WHEREAS, this Agreement is being entered into pursuant to Section 18.03(b) of the MIPA in order to provide credit support for any potential claims asserted by Purchaser against Seller during the Survival Period after Closing pursuant to the MIPA (such potential claims, the “Post-Closing Obligations”).

C. WHEREAS, Seller and Purchaser desire to appoint Escrow Agent as the escrow agent pursuant to this Agreement, and Escrow Agent is willing to act as the escrow agent hereunder.

NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

1.	Seller hereby deposits, in escrow with Escrow Agent, funds in the amount of $210,000.00 (the “Escrowed Funds”).

2.	Escrow Agent is authorized to hold the Escrowed Funds in a segregated deposit account. The segregated deposit account shall be an interest-bearing deposit account. Seller agrees to provide the Escrow Agent with recent and satisfactory IRS W-9 Forms for the respective entities for earned interest. Any accrued interest shall be held for Seller and shall not be disbursed to Purchaser under any circumstances.

3.	If at any time Escrow Agent shall receive instructions calling for the release of the Escrow Funds (or a portion thereof) (“Disbursement Notice”) from either Seller or Purchaser (as the case may be, the “Certifying Party”), which Disbursement Notice shall also be sent by the Certifying Party to the other party (the “Other Party”) concurrently to the Escrow Agent. If no objection of the Other Party is received by Escrow Agent within ten (10) business days following the Disbursement Notice, Escrow Agent shall promptly disburse the Escrow Funds (or a portion thereof) in accordance with the Certifying Party’s instructions. If an objection of the Other Party is received by Escrow Agent within ten (10) business days following the Disbursement Notice, Escrow Agent may proceed, in Escrow Agent’s sole discretion, in accordance with Sections 5, 7(a), or 7(b) herein.

4.	For the avoidance of doubt, Purchaser may assert a claim against the Escrowed Funds by delivering written notice to Escrow Agent and Seller specifying in reasonable detail (i) the nature of the claim, (ii) the provision(s) of the MIPA under which the claim arises, and (iii) the amount claimed. Escrow Agent shall have no obligation to determine whether any party is entitled to the Escrowed Funds under the MIPA or whether any condition to the release, refund, forfeiture or application of the Escrowed Funds has occurred. Escrow Agent shall disburse the Escrowed Funds only (x) in accordance with Section 3 hereof, (y) upon receipt of joint written instructions executed by Seller and Purchaser, or (z) pursuant to a final, non-appealable order of a court of competent jurisdiction. Nothing in this Agreement is intended to amend, modify or supersede the MIPA as between Seller and Purchaser.

Exhibit H-2

5.	Escrow Agent shall be permitted to obtain the written approval of both parties hereto prior to disbursing the Escrowed Funds. Upon receipt of such written approval executed by both parties and disbursing the Escrowed Fund in accordance therewith, Escrow Agent shall be relieved of any further responsibility or liability in connection with this Agreement or the Escrowed Funds.

6.	The parties agree to pay Escrow Agent the fees and charges set forth on Exhibit A attached hereto. Unless otherwise agreed in writing by Seller and Purchaser, Seller and Purchaser shall each pay fifty percent (50%) of such fees and charges. Escrow Agent shall not charge any additional fees or charges except with the prior written approval of Seller and Purchaser.

7.	The parties hereto agree to hold Escrow Agent harmless, from and against any and all liabilities, losses, damages, expenses and charges, including but not limited to, reasonable attorney’s fees and expenses of litigation, including those necessary to enforce this indemnification paragraph, which may be sustained or incurred by Escrow Agent and its agents under, or arising directly or indirectly out of, any claim, action, proceeding, or judgment arising from the Escrowed Funds, except to the extent caused by Escrow Agent’s gross negligence, willful misconduct or bad faith; provided that such indemnification obligation shall be several and not joint, and each of Seller and Purchaser shall only be liable for claims, actions, proceedings or judgments arising from such party’s own acts or omissions. In the event of a dispute between the parties to this Agreement, Escrow Agent shall be permitted in its sole discretion: (a) not to act unless pursuant to an order of a court, or (b) to file a complaint in interpleader and deposit the Escrowed Funds with a court of competent jurisdiction, less all reasonable out-of-pocket fees and expenses incurred by Escrow Agent, including reasonable attorneys’ fees. Upon so acting pursuant to Section 7(a) or 7(b), Escrow Agent shall be released and forever discharged of all liability under the terms of this Agreement or with respect to the Escrowed Funds, except to the extent caused by Escrow Agent’s gross negligence, willful misconduct or bad faith.

8.	Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as such agent, while acting in good faith and in the exercise of its own best judgment, and any act done or omitted by it pursuant to the advice of its own attorneys shall be conclusive evidence of such good faith. Escrow Agent shall not be under any duty or obligation to ascertain the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver these instructions or any documents or papers or payments deposited or called for hereunder, and assumes no responsibility or liability for the validity or sufficiency of these instructions or any documents or papers or payments deposited or called for hereunder, and shall have no obligation to interpret the MIPA.

9.	Subject to the procedure set forth in Section 3, the Escrowed Funds shall be released to Seller after the first anniversary of the Effective Date upon receipt of Seller’s Disbursement Instructions to Escrow Agent, less any amount subject to a claim asserted by Purchaser in accordance with Section 3 hereof before such date, which amount shall remain in escrow until such claim is finally resolved. If the Escrowed Funds are held in escrow by Escrow Agent for a period longer than eighteen (18) months from the Closing Date, upon the request of Escrow Agent, the parties shall execute an amendment to this Agreement which stipulates a date for the Escrowed Funds to be released or transferred to a successor escrow agent; otherwise, Escrow Agent shall have the right to act in accordance with Section 7(b).

10.	The Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties hereto.

Exhibit H-3

11.	All notices, demands, requests, consents, approvals and other communications (each a “Notice,” collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be (i) personally delivered, (ii) delivered by United States Mail, postage prepaid, registered or certified mail, return receipt requested, (iii) delivered by reputable overnight delivery service with proof of delivery, addressed to the party as designated below, or (iv) sent by e-mail to the addresses as follows. Escrow Agent shall not accept or act upon any change to wire instructions unless such change is confirmed by Escrow Agent with the applicable party by telephone or other independent means reasonably acceptable to Escrow Agent.

All notices under this Agreement shall be effective upon actual receipt by the intended recipient.

If intended for Seller, to:

c/o ***

***

Attn: ***

Email: ***

With a copy to:

The Hornbaker Law Firm, LLC

745 Fifth Avenue, Suite 500

New York, New York 10151

Attn: Thomas Hornbaker, Esq

Email: thornbaker@hornbakerlaw.com

If intended for Purchaser, to:

AIB Data Centers, Inc.

1540 Broadway Ste 1010

New York, NY 10036

Attn: Jerry Tang and Johnny Zhang

Tele: 917.822.4522

Email: jerry.tang@aib.us and johnny.zhang@aib.us

With a copy to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

Attn: Melissa Groisman, Esq. and Josh Forman, Esq.

Email: Melissa.Groisman@gtlaw.com; Josh.Forman@gtlaw.com

Exhibit H-4

If intended for Escrow Agent:

First American Title Ins. Co.

Attn: Seth Holley, Shannon Miller

666 3rd Ave., 5th Floor

New York, NY 10017

Phone: (212) 381-6606

Email: Seholley@firstam.com; Shamiller@firstam.com

12.	This Agreement may be executed in two or more counterparts and all counterparts so executed shall for all purposes constitute one agreement, binding on all the parties hereto, notwithstanding that all parties shall not have executed the same counterpart. The parties agree that this Agreement may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. Any PDF or facsimile transmittal of electronically signed versions of this Agreement shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as an original document.

13.	Escrow Agent may resign at any time upon at least ten (10) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Escrowed Funds to such successor escrow agent. From and after such resignation and the delivery of the Escrowed Funds to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Escrowed Funds with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, except to the extent caused by Escrow Agent’s gross negligence, willful misconduct or bad faith.

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Exhibit H-5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Escrow Agent:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:	Seth Holley
Title:	Underwriting Counsel

Purchaser:

AIB DATA CENTERS, INC.

By:
Name:
Title:

Seller:

***

By:
Name:	***
Title:	President

Exhibit H-6

EXHIBIT A

ESCROW AGENT FEE SCHEDULE

Escrow Fee: $1500.00

Exhibit H-7

Exhibit I

Form of Parent Guaranty

GUARANTY

This GUARANTY (this “Guaranty”) is made as of [●], 20[●], by AIB DATA CENTERS, INC., a Delaware corporation (“Guarantor”), in favor of *** (“Beneficiary”).

RECITALS

A. Beneficiary and AIB Data Centers, Inc. (“Purchaser”) are parties to that certain Membership Interest Purchase Agreement, dated as of September 10, 2026 (as amended, modified or supplemented from time to time, the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

B. Pursuant to the Purchase Agreement, Purchaser is obligated to pay the Deferred Payment to Beneficiary on the Release Date.

C. Guarantor is the parent company of Purchaser and will derive substantial benefit from the transactions contemplated by the Purchase Agreement.

D. Pursuant to the Purchase Agreement, Guarantor has agreed to execute and deliver this Guaranty to secure Purchaser’s obligation to pay the Deferred Payment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Beneficiary the full and prompt payment when due of the Deferred Payment payable by Purchaser to Beneficiary pursuant to the Purchase Agreement (the “Guaranteed Obligations”). The maximum aggregate liability of Guarantor under this Guaranty shall not exceed Six Million and 00/100 Dollars ($6,000,000.00).

2. Nature of Guaranty. This Guaranty is a guaranty of payment and not of collection. Beneficiary shall not be required to pursue any rights or remedies against Purchaser or any other person or entity, or to pursue any other remedy available to Beneficiary, as a condition of Guarantor’s obligations hereunder. Guarantor’s obligations hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Purchaser against Beneficiary or any other party, or because or by reason of Purchaser’s defense or release from any of the Guaranteed Obligations.

3. Waivers. Guarantor hereby waives: (a) notice of acceptance of this Guaranty; (b) demand for payment of any Guaranteed Obligations; (c) protest and notice of default, dishonor or nonpayment with respect to any Guaranteed Obligations; (d) any right to require Beneficiary to proceed first against Purchaser or any other person or entity; and (e) any right to require Beneficiary to pursue any other remedy before enforcing this Guaranty.

4. Consent to Amendments. Guarantor consents to and agrees that this Guaranty shall not be affected by: (a) any amendment, modification, waiver, extension, renewal or release of the Purchase Agreement or the Guaranteed Obligations; (b) any failure or delay in enforcing any Guaranteed Obligations against Purchaser; (c) any release, settlement, or compromise of any Guaranteed Obligations; (d) any change in the corporate existence, structure or ownership of Purchaser; or (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Purchaser. Notwithstanding the foregoing, Guarantor’s liability hereunder shall not be increased by any amendment to the Purchase Agreement unless Guarantor has consented thereto in writing.

Exhibit I-1

5. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (a) the date on which the Guaranteed Obligations have been paid in full; and (b) the date that is twelve (12) months after the date of this Guaranty. Upon the occurrence of either of the foregoing,, this Guaranty shall automatically terminate and be of no further force or effect.

6. Reinstatement. If any payment by or on behalf of Purchaser is rescinded or must be returned for any reason (including by reason of any bankruptcy, insolvency or reorganization proceeding), Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made; provided, however, that in no event shall this Guaranty remain in effect or be reinstated after the date that is twelve (12) months after the date of this Guaranty.

7. Subrogation. Until all Guaranteed Obligations have been paid in full, Guarantor shall not exercise, and hereby waives, any rights of subrogation, contribution, indemnity, reimbursement or similar rights against Purchaser arising out of this Guaranty or any payment made hereunder.

8. Notices. All notices hereunder shall be in writing and shall be given in accordance with the notice provisions of the Purchase Agreement, addressed to Guarantor at the address for Purchaser set forth therein and to Beneficiary at the address for Seller set forth therein, or to such other address as either party may specify in writing.

9. Assignment. This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and shall inure to the benefit of Beneficiary and its successors and permitted assigns. Beneficiary may assign its rights hereunder in connection with any permitted assignment of its rights to receive the Deferred Payment under the Purchase Agreement. Guarantor may not assign its obligations hereunder without the prior written consent of Beneficiary.

10. Governing Law; Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Guarantor hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts sitting in the State of Delaware in any action or proceeding arising out of or relating to this Guaranty.

11. Waiver of Jury Trial. GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY.

12. Attorneys’ Fees. In any action or proceeding to enforce this Guaranty, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

13. Entire Agreement; Amendment. This Guaranty constitutes the entire agreement between Guarantor and Beneficiary with respect to the subject matter hereof. This Guaranty may not be amended, modified or waived except by a written instrument signed by both Guarantor and Beneficiary.

14. Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted electronically or by PDF shall be treated as original signatures for all purposes.

[Signature Page Follows]

Exhibit I-2

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first written above.

GUARANTOR:

AIB DATA CENTERS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit I-3

Exhibit J

Form of A&R LLCA

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

***

The undersigned is the sole member (the “Member”) of *** (the “Company”), which is a limited liability company organized under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Member does hereby enter into this Amended and Restated Limited Liability Company Agreement, dated as of September 3, 2026, and consents to and takes the actions described herein, and the undersigned hereby declares that this document constitutes the limited liability company agreement of the Company (this “Agreement”) established pursuant to Section 18-201(d) of the Act. This Agreement amends and restates in its entirety that certain Limited Liability Company Agreement, dated as of April 28, 2026 (the “Original Agreement”), made be the Member.

1. Name. The name of the Company is ***.

2. Purpose and Powers. The sole purpose of the Company shall be to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware.

3. Principal Office, Registered Office, and Registered Agent. The initial principal office of the Company is c/o ***. The initial registered office of the Company is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The registered agent of the Company at such address is Corporation Service Company. The Member may establish additional places of business of the Company as and when required by the business of the Company

4. Admission of Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware, *** is admitted as the initial and sole member of the Company.

5. Member & Member’s Address. The name of the Member of the Company is ***, and its address ***.

6. Term. The Company shall continue until it is dissolved in accordance with Section 18-801 of the Act.

7. Management.

a. Member. The sole responsibility for managing the business and affairs of the Company, except as otherwise provided herein or in the Act, shall be vested in the Member. Except as expressly provided herein, voting power shall be vested solely in the Member and all matters requiring a vote pursuant to this Agreement or the Act shall be determined by the vote or written consent of the Member.

Exhibit J-1

b. Rights and Powers of the Member. The Member shall have the exclusive right and power to take part in the management and control of the Company and its business and affairs, and to act for or bind the Company in any way. Notwithstanding any other terms of the Agreement, the Member, in its sole discretion, can be itself, without the concurrence or approval of any other party, approve any action by the Company or execute any document on behalf of the Company and the Member’s execution of any such document shall be deemed conclusive evidence of its approval thereof. The Company shall have and may exercise all the powers now or hereafter conferred by Act or other applicable law, and all powers necessary, convenient or incidental to accomplish the purposes of the Company set forth in Section 2.

c. Appointment of Officer and Other Agents. The Member may appoint one or more individuals as agents of the Company with, in each case, such title, duties, power and authority as the Member shall determine from time to time, and such agents may be referred to as officers of the Company; provided, however, that no such appointment by the Member by itself shall cause such agent to be a “manager” of the Company within the meaning of the Act or restrict the ability of the Member to exercise the powers so delegated. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Member, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.

d. Initial Officers.

(i). The Member hereby appoints *** as each of President, Treasurer and Authorized Signatory of the Company, to serve until such time as his resignation or removal by the Company, and authorizes *** to execute and deliver any document on behalf of the Company, and his signature shall be binding on the Company without the concurrence or approval of any other party.

(ii). The Member hereby appoints *** as each of Vice President, Secretary and Authorized Signatory of the Company, to serve until such time as his resignation or removal by the Company, and authorizes *** to execute and deliver any document on behalf of the Company, and his signature shall be binding on the Company without the concurrence or approval of any other party.

e. Bank Accounts. Without limitation of the authority granted above, each officer of the Company is authorized (i) to open an account or accounts of the Company, including without limitation checking, savings, safety deposit box and any other special accounts, with, any banks, money market funds, mutual funds or other financial institutions (all such institutions being hereinafter referred to as “Financial Institutions”) as he/she may select, and to cause to be prepared and to execute and deliver in the name and on behalf of the Company any documents or instruments as may be necessary, advisable or desirable to open those accounts, and (ii) to endorse for deposit any checks, drafts or other evidences of indebtedness made payable to the order of the Company and that each shall be authorized to sign on behalf of the Company checks, drafts and other orders obligating the Company to pay money with respect to any funds in such account or accounts.

8. Capital Contributions; Limitation of Liability. The Member has made or shall make an initial contribution to the capital of the Company in the amount of $100.00 or such other amount as is reflected in the books and records of the Company. No Member shall be required to make additional capital contributions to the Company. No Member or officer, if any, shall be obligated personally for the debts, obligations or liabilities of the Company, except to the extent required by law.

Exhibit J-2

9. Exculpation; Indemnification.

a.	Neither the Member nor any Officer, agent or employee of the Company nor any affiliate, partner, stockholder, officer, director, employee or agent of the Member (including the executors, heirs, assigns, successors or other legal representatives of any such persons) (collectively, the “Covered Persons”) shall be liable to the Company or any other person or entity who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Covered Person by this Agreement, except that such Covered Person shall be liable in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions.

b.	To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by the Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Covered Person by this Agreement, except that a Covered Person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions. The right to indemnification granted by this Section 9(b) shall be in addition to any rights to which such Covered Person may otherwise be entitled and shall inure to the benefit of the successors or assigns of such Covered Person. The Company shall pay the expenses incurred by such Covered Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such Covered Person to repay such payment if there shall be an adjudication or determination that such Covered Person is not entitled to indemnification as provided herein. A Covered Person may not satisfy any right of indemnity or reimbursement granted in this Section 9(b) or to which it may be otherwise entitled except out of the assets of the Company, and no member shall be personally liable with respect to any such claim for indemnity or reimbursement. The Member may obtain appropriate insurance on behalf of the Company to secure the Company’s obligations hereunder.

10. Federal Income Tax. The sole Member intends for the Company to be treated as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3.

11. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the unanimous decision of the Member or (b) an event of dissolution of the Company under the Act.

13. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

14. Entire Agreement. This Agreement constitutes the entire agreement of the members with respect to the subject matter hereof, and supersedes all prior agreement (including the Original Agreement) with respect to the subject matter hereof.

Exhibit J-3

15. Amendment. This Agreement may be amended only in a writing signed by the Member.

16. Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the members shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

18.	Certificates. Interests; Ownership Certificates.

(a)	Interests. Each limited liability company interest in the Company shall constitute and shall remain a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof), as in effect from time to time in the State of Delaware, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (the “UCC”), such provision of Article 8 of the UCC shall be controlling.

(b)	Ownership Certificates.

(i) Prior to the date hereof, the Company has not issued any Ownership Certificates (as defined below). On the date hereof, the Company issued Ownership Certificate No. 1 to the Member named herein. Upon the issuance of limited liability company interests to any Person in accordance with the provisions of this Agreement, without any further act, vote or approval of any Member or any Person, the Company shall issue one or more certificates in the form of Exhibit A hereto (each an “Ownership Certificate”) in the name of such Person, which evidences the ownership of such limited liability company interests in the Company of such Person. Each such Ownership Certificate shall be denominated in terms of the percentage of the limited liability company interests in the Company evidenced by such Ownership Certificate and shall be signed by the Member on behalf of the Company.

Exhibit J-4

(ii) Without any further act, vote or approval of any Member or any Person, the Company shall issue a new Ownership Certificate in place of any Ownership Certificate previously issued if the holder of the limited liability company interests in the Company represented by such Ownership Certificate, as reflected on the books and records of the Company:

(A)	makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Ownership Certificate has been lost, stolen or destroyed;

(B)	requests the issuance of a new Ownership Certificate before the Company has notice that such previously issued Ownership Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(C)	if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Ownership Certificate; and

(D)	satisfies any other reasonable requirements imposed by the Company.

(iii) Upon a Member’s transfer in accordance with the provisions of this Agreement of any or all limited liability company interests in the Company represented by an Ownership Certificate, the transferee of such Interests in the Company shall deliver such Ownership Certificate to the Company for cancellation (executed by such transferee on the reverse side thereof), and the Company shall thereupon issue a new Ownership Certificate to such transferee for the percentage of limited liability company interests in the Company being transferred and, if applicable, cause to be issued to such Member a new Ownership Certificate for that percentage of limited liability company interests in the Company that were represented by the canceled Ownership Certificate and that are not being transferred.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit J-5

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Limited Liability Company Agreement of *** to be executed as of the date first written above.

SOLE MEMBER:

***

By:
Name:	***
Title:	Authorized Signatory

Exhibit J-6

Exhibit A

Form of Ownership Certificate

[See attached.]

Exhibit J-7

CERTIFICATE FOR LIMITED LIABILITY COMPANY INTERESTS

IN

***

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF. ANY TRANSFER OF THIS CERTIFICATE OR ANY LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS OF THE LLC AGREEMENT (AS DEFINED BELOW).

Certificate Number 001	100% Percentage Interest

***, a Delaware limited liability company (the “Company”), hereby certifies that *** (together with any assignee of this Certificate, the “Holder”), is the registered owner of one hundred percent (100%) of the limited liability company interests in the Company. The rights, powers, preferences, restrictions and limitations of the limited liability company interests in the Company are set forth in, and this Certificate and the limited liability company interests in the Company represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Liability Company Agreement of the Company dated as of September 10, 2026, as the same may be further amended or restated from time to time (the “LLC Agreement”). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the LLC Agreement. The Company will furnish a copy of the LLC Agreement to the Holder without charge upon written request to the Company at its principal place of business. Transfer of any or all of the limited liability company interests in the Company evidenced by this Certificate is subject to certain restrictions in the LLC Agreement and can be effected only after compliance with all of those restrictions and the presentation to the Company of the Certificate, accompanied by an assignment in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferor in such Transfer.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(l5) thereof) of the Uniform Commercial Code as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate and the limited liability company interests evidenced hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

Exhibit J-8

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

***

*** EXHIBIT DO NOT SIGN ***

By:
Name:	******
Title:	President	Dated:

Exhibit J-9

(REVERSE SIDE OF CERTIFICATE) ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________(print or typewritten name of transferee), _______________________________(insert Social Security or other taxpayer identification number of transferee), the following specified percentage of limited liability company interests in the Company: ______________________(identify the percentage interest being transferred) effective as of the date specified in the Application for Transfer of Interests below, and irrevocably constitutes ________________and appoints and its authorized officers, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

***

By:
Name:	***
Title:	Authorized Signatory

Dated:

APPLICATION FOR TRANSFER OF INTERESTS

The undersigned applicant (the “Applicant”) hereby (a) applies for a transfer of the percentage of limited liability company interests in the Company described above (the “Transfer”) and applies to be admitted to the Company as a substitute member of the Company, (b) agrees to comply with and be bound by all of the terms and provisions of the LLC Agreement, (c) represents that the Transfer complies with the terms and conditions of the LLC Agreement, (d) represents that the Transfer does not violate any applicable laws and regulations, and (e) agrees to execute and acknowledge such instruments (including, without limitation, a counterpart of the LLC Agreement), in form and substance satisfactory to the Company, as the Company reasonably deems necessary or desirable to effect the Applicant’s admission to the Company as a substitute member of the Company and to confirm the agreement of the Applicant to be bound by all the terms and provisions of the LLC Agreement with respect to the limited liability company interests in the Company described above. Initially capitalized terms used herein and not otherwise defined herein are used as defined in the LLC Agreement.

The Applicant directs that the foregoing Transfer and the Applicant’s admission to the Company as a Substitute Member shall be effective as of ___________________.

Name of Transferee (Print): _________________

Dated: ___________________________	Signature:
(Transferee)

Address:

The Company has determined (a) that the Transfer described above is permitted by the LLC Agreement, (b) hereby agrees to effectuate such Transfer and the admission of the Applicant as a substitute member of the Company effective as of the date and time directed above, and (c) agrees to record, as promptly as possible, in the books and records of the Company the admission of the Applicant as a substitute member.

***

By:
Name:	*********
Title:	President

Exhibit J-10